Exhibit 10.1

AGREEMENT OF SALE

NexMed (USA), Inc., Seller

and

Pharmar & Pharmar LLC, Buyer

Property:	89 Twin Rivers Drive and 113 Milford Road
East Windsor, Mercer County, New Jersey

Page

1.	Agreement to Sell and Purchase; Facility Lease	1

2.	Purchase Price; Deposit.	1

3.	Quality of Title.	3

4.	Seller's Representations, Warranties and Covenants	4

5.	Buyer's Representations, Warranties and Covenants	5

6.	Buyer’s Due Diligence; Condition of the Property	6

7.	Closing	9

8.	Closing Documents	10

9.	Intentionally Omitted	11

10.	Possession	11

11.	Closing Costs	11

12.	Apportionments	11

13.	Maintenance; Casualty	12

14.	Condemnation	13

15.	Buyer's Default	13

16.	Seller's Default	13

17.	Termination	14

18.	Seller's Liability	14

19.	Assignability	14

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(continuted)
Page

20.	Brokers	14

21.	Confidentiality	15

22.	Notices	15

23.	Recording	16

24.	Whole Agreement; Amendments; Survival	16

25.	Captions; Pronouns	16

26.	Counterparts	17

27.	Holidays	17

28.	Governing Law	17

29.	Submission not an Offer or Option	17

30.	Right to Bifurcate House Closing	17

31.	No Additional Offers for Purchase of Property	17

Exhibits

Exhibit “A-1”	-	The Building
Exhibit “A-2”	-	The House
Exhibit “B”	-	Personal Property
Exhibit “C”	-	Facility Lease
Exhibit “D”	-	Management and Service Agreements
Exhibit “E”	-	Deed
Exhibit “F”	-	Bill of Sale
Exhibit “G”	-	Non-Foreign Affidavit
Exhibit “H”	-	Affidavit of Title

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TABLE OF DEFINED TERMS

Agreement	1
Bill of Sale	11
Building	1
Buyer	1
Buyer Party	9
Buyer’s Closing Documents	12
Buyer’s Statement	3
Change	10
Closing	10
Closing Date	10
Deed	11
Deposit	1
Due Diligence Period	3
Escrow Agent	1
Estimate	13
Facility Lease	1
House	1
Improvements	1
Land	1
Permitted Encumbrances	3
Personal Property	1
Property	1
Purchase Price	1
Seller	1
SELLER PARTY	8
Seller’s Closing Documents	11
Seller’s Repair Election	13
SNDA	11

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Discussion Draft

AGREEMENT OF SALE

This Agreement of Sale (“Agreement”) is entered into as of the 13th day of August, 2007 (the “Effective Date”) by and between NexMed (USA), Inc., a Delaware corporation (“Seller”), and Pharmar & Pharmar, LLC, a New Jersey- limited liability company (“Buyer”).

In consideration of the mutual agreements herein set forth, the parties hereto, intending to be legally bound, agree as follows.

1. Agreement to Sell and Purchase; Facility Lease.

(a) For the Purchase Price (as defined in Section 2 below) and subject to the terms and conditions hereof, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller fee simple absolute title to all and singular the following (which are herein sometimes collectively referred to as the “Property”):

(i) that certain tract of land, situated at 89 Twin Rivers Drive, East Windsor, Mercer County, New Jersey and comprising approximately five (5) acres, which tract is more particularly described in Exhibit A-1 hereto (the “Building”);

(ii) that certain tract of land, situated at Block 20.06, Lot 5, 113 Milford Road, East Windsor, Mercer County, New Jersey, which tract is more particularly described in Exhibit A-2 hereto (the “House,” and together with the Building, the “Land”);

(iii) the buildings, structures, improvements and fixtures erected or located on the Land (collectively, the “Improvements”);

(iv) the tenements, hereditaments, appurtenances, rights of way, strips, gores, easements, rights and privileges in any way pertaining or beneficial to the Land or Improvements; and

(v) the tangible personal property listed on Exhibit B hereto (the “Personal Property”).

(b) At Closing (as defined in Section 7 below), Seller and Buyer shall enter into a lease in the form attached hereto as Exhibit C (the “Facility Lease”) pursuant to which Buyer, as landlord, shall lease the Building, to Seller, as tenant.

2. Purchase Price; Deposit.

(a) The purchase price for the Property is Five Million Eight Hundred Thousand Dollars ($5,800,000.00) (the “Purchase Price”) and is payable by Buyer as follows:

(i) Two Hundred Ninety Thousand Dollars ($290,000.00) (the “Deposit”) shall be paid to Fidelity National Title Insurance Company (“Escrow Agent”) by wire transfer of immediately available federal funds to Escrow Agent within two (2) days after the Effective Date; and

(ii) the balance of the Purchase Price, subject to the adjustments and prorations described in this Agreement, shall be paid at Closing (as defined in Section 7 of this Agreement) by wire transfer of immediately available federal funds, transferred to the order or account of Seller or such other person as Seller may designate in writing.

(b) The Deposit shall be held by the Escrow Agent in a non-interest bearing account with a federally-insured bank or other federally-insured lending institution. Escrow Agent shall hold the Deposit in accordance with the terms and conditions of this Agreement, subject to the following:

(i) Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent.

(ii) Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent's duties under this Agreement shall be limited to those provided in this Agreement.

(iii) Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, Seller and Buyer shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection Seller and Buyer shall indemnify Escrow Agent against any and all expenses including reasonable attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.

(iv) If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, or the application of the Deposit, Escrow Agent shall hold the Deposit until the receipt of written instructions from both Buyer and Seller or a final order of a court of competent jurisdiction. In addition, in any such event, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys' fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

(v) Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.

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(c) Buyer and Seller hereby appoint Escrow Agent as, and Escrow Agent agrees to act as “the person responsible for closing” the transaction which is the subject of this Agreement, pursuant to Internal Revenue Code of 1986 Section 6045(e). Escrow Agent shall prepare and file the informational return (IRS Form 1099-B) required by and otherwise comply with the terms of IRS § 6045(e). Escrow Agent further agrees to indemnify and hold Buyer, Seller and the respective attorneys harmless from and against all claims, costs, liabilities, penalties or expenses resulting from Escrow Agent’s failure to file the appropriate reports and otherwise comply with the terms of the Internal Revenue Code pursuant to this paragraph.

3. Quality of Title.

(a) Title to the Land shall be good and marketable and insurable by a reputable title insurance company licensed to do business in New Jersey, subject to the following (collectively, “Permitted Encumbrances”):

(i) All matters of record, including without limitation any deed restrictions relating to the management of Hazardous Substances (as defined below);

(ii) Provisions of existing building and zoning laws;

(iii) The leasehold estate created by, and all the terms, covenants and conditions set forth in, the Facility Lease;

(iv) Such real estate taxes for the then current year as are not due and payable on the date of the Closing;

(v) Any liens for municipal betterments assessed after the day of the Closing;

(vi) Any matter that would be disclosed by a survey and physical inspection of the Property;

(vii) All utility and road easements and rights of way; and

(viii) standard printed exceptions, exclusions and disclaimers which are part of the ALTA’s form owner’s policy.

(b) No later than fifteen (15) days following the Effective Date, Escrow Agent shall, at Buyer’s sole cost and expense, prepare and deliver to Buyer and Seller a title commitment pertaining to the Property leading to the issuance of an ALTA extended coverage owner’s policy of title insurance, together with copies of all Schedule B items and all other recorded items referred to in such commitment.

(c) Within the sixty (60) day period commencing on the Effective Date (the “Due Diligence Period”), Buyer shall notify Seller in writing with a statement specifying any defects in title (“Buyer’s Statement”). Seller shall notify Buyer no later than ten (10) days after receipt of Buyer’s Statement whether Seller will remedy such defects. If Seller does not agree to remove such defects prior to Closing, Buyer shall have the right prior to the expiration of the Due Diligence Period, either to (a) waive the defect and proceed to Closing without abatement or reduction of the Purchase Price, or (b) terminate this Agreement and obtain a refund of the Deposit, and upon such refund this Agreement and all rights and obligations of the respective parties hereunder shall be null and void. If Seller fails to respond to Buyer’s notice within such ten (10) day period, then Seller shall be deemed to have agreed to cure such objection or defect. If Buyer fails to deliver such notice before the expiration of the Due Diligence Period, or if Seller agrees or is deemed to have agreed to cure any objection or defect raised by Buyer, then Buyer shall be deemed to have accepted title in its then condition (subject to any cure obligation of Seller) and to have irrevocably waived the foregoing condition precedent. From the Effective Date, Seller shall not permit any further encumbrances to appear of record on the Property without Buyer’s written approval.

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4. Seller's Representations, Warranties and Covenants.

(a) In order to induce Buyer to enter into this Agreement and to complete Closing, Seller represents and warrants to Buyer as follows:

(i) Seller is the owner of the Property.

(ii) There are no unpaid bills or claims for labor or services performed or materials furnished or delivered during the last four (4) months for alterations, repairs, work, or new construction on the Property, except for those disclosed to Buyer at Closing in writing by Seller.

(iii) Seller is duly organized, validly subsisting and in good standing under the laws of Delaware, with all legal power and authority to undertake, observe and perform all of Seller's agreements and obligations hereunder and under Seller’s Closing Documents (as defined in Section 8 below), and the execution and delivery hereof and the performance by Seller of their obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or other instrument to which Seller is a party or by which they or the Property are bound.

(iv) This Agreement constitutes, and when executed and delivered Seller’s Closing Documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms.

(v) To Seller’s actual knowledge, without investigation or inquiry, there are no proceedings at law or in equity before any court, grand jury, administrative agency or other investigative body, or governmental department, commission, board, agency, bureau or instrumentality of any kind pending or, threatened, against or affecting Seller or the Property that (i) involve the validity or enforceability of this Agreement or any other instrument or document to be delivered by Seller pursuant hereto, (ii) enjoin or prevent or threaten to enjoin or prevent the performance of Seller’s obligations hereunder, (iii) relate specifically to the Property or use and occupancy thereof or (iv) the title thereto, including but not limited to any unrecorded agreements or encumbrances.

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(vi) There are no existing or pending contracts of sale, options to purchase or rights of first refusal or first offer with respect to the Property, or any part thereof, recorded or unrecorded.

(vii) Other than the Permitted Encumbrances, there are no leases or other occupancy agreements pursuant to which Seller has granted another party the right to use or occupy all or any portion of the Property after the Closing Date.

(viii) Seller is not in the hands of a receiver nor is an application for the appointment of a receiver pending; Seller has not made an assignment for the benefit of creditors, nor has Seller filed, or had filed against it, any petition in bankruptcy.

(ix) Seller has not received any written notice that the Property has been registered or certified as “historic” by any local, State or Federal governmental entity or historic commission.

(x) Seller has not received any written notice from any federal, state, county or municipal authority which alleges that the Property is in violation with any statute, rule, regulation or ordinance applicable to the Property.

(xi) Seller has not received any written notice from any federal, state, county or municipal authority of any pending or threatened condemnation or similar action in the nature of eminent domain with respect to all or any portion of the Property.

(xii) There are no management, service, or other agreements with respect to or affecting the Property, recorded or unrecorded, which will survive the Closing, except as set forth on Exhibit D hereto.

(xiii) No portion of the Property is assessed as farmland under the Farmland Assessment Act, N.J.S.A. 54:4-23.1 et seq.

(xiv) Seller represents that Seller is not a “foreign person” as such term is defined under Section 7701 (a) of the Internal Revenue Code of 1986, as amended.

(b) The representations and warranties contained in this Section 4 are true, accurate and complete and not misleading in any material respect as of the Effective Date and shall be deemed to be repeated at and as of the Closing Date, and shall be true, accurate and complete and not misleading in any material respect as of such date, except for acts or omissions expressly permitted by other provisions of this Agreement. The representations and warranties contained in this Section 4 shall survive the Closing for a period of one (1) year and any claim for a breach of the representations and warranties must be brought within such one (1) year period. Buyer will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of such representations and warranties, or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds One Hundred Thousand Dollars ($100,000.00), in which event Buyer may seek to recover from Seller for all such liability and losses (not just the portion of such losses that exceed One Hundred Thousand Dollars ($100,000.00)); provided, however, in no event will Seller’s liability for all such misrepresentations and breaches herein exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate.

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5. Buyer's Representations, Warranties and Covenants.

(a) In order to induce Seller to enter into this Agreement and to complete Closing, Buyer represents and warrants to Seller as follows:

(i) Buyer is duly organized, validly subsisting and in good standing under the laws of New Jersey, with all legal power and authority to undertake, observe and perform all of Buyer’s agreements and obligations hereunder and under Buyer’s Closing Documents (as defined in Section 8 below).

(ii) This Agreement constitutes, and when executed and delivered Buyer’s Closing Documents will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their terms.

(iii) Buyer (i) is represented by competent counsel, (ii) understands the assumptions of risk and liability set forth in this Agreement, and (iii) has the financial wherewithal to fulfill its financial obligations under this Agreement.

(b) The representations and warranties contained in this Section 5 are true, accurate and complete and not misleading in any material respect as of the Effective Date and shall be deemed to be repeated at and as of the Closing Date, and shall be true, accurate and complete and not misleading in any material respect as of such date, except for acts or omissions expressly permitted by other provisions of this Agreement. The representations and warranties contained in this Section 5 shall survive the Closing for a period of one (1) year and any claim for a breach of the representations and warranties must be brought within such one (1) year period. Seller will not have any right to bring any action against Buyer as a result of any untruth or inaccuracy of such representations and warranties, or any such breach, unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds Ten Thousand Dollars ($10,000.00), in which event Seller may seek to recover from Buyer for all such liability and losses (not just the portion of such losses that exceed Ten Thousand Dollars ($10,000.00)); provided, however, in no event will Buyer’s liability for all such misrepresentations and breaches herein exceed Two Million Dollars ($2,000,000.00) in the aggregate.

6. Buyer’s Due Diligence; Condition of the Property.

(a) During the term of this Agreement, Buyer may perform, at Buyer's sole expense, a survey of the Property and environmental and engineering investigations of the Property and the Improvements as Buyer deems necessary; provided, however, that such investigations may not include subsurface investigations or other invasive physical testing without the express written consent of Seller. As part of Buyer’s investigations, Buyer may obtain from the New Jersey Department of Environmental Protection the following items: (i) a Letter of Interpretation (if required) regarding the delineation and/or existence of wetlands (if any) on the Property; and (ii) all approvals (if required) regarding stormwater management on the Property. To facilitate Buyer's investigations, Buyer shall have the right, during the term of this Agreement, to examine and copy at Buyer's expense the assessments, reports and/or correspondence regarding the environmental condition of the Property as well as any other assessments, reports and/or correspondence available at Seller’s office located on the Property. Buyer shall be permitted to enter upon the Property during the term of this Agreement for the purpose of conducting its investigations on the following terms and conditions: (i) prior to any entry onto the Property, Buyer shall provide to Seller an insurance certificate confirming that Buyer has in effect a policy of commercial general liability insurance, with a reputable insurance company, naming Seller as an additional insured party with limits of not less than $1,000,000.00 for each occurrence and $2,000,000.00 in the annual aggregate for bodily injury (including death) and $1,000,000.00 in annual aggregate for property damage; (ii) Buyer shall promptly repair any and all damages to the Property arising in connection with Buyer’s entry onto the Property and shall restore the Property to the same condition as before such entry; and (iii) Buyer shall indemnify and hold Seller harmless from and against any and all claims arising from or by reason of Buyer's entry upon the Property. Buyer shall schedule any such examinations of the documents at Seller’s office located at the Property and any inspection of the Property with Seller, who shall have the right to have a representative present at all times during examinations and inspections performed by Buyer. Buyer shall have the right to communicate with any and all of Seller’s consultants, employees, management companies, tenants and government officials in connection with Seller’s investigation of the Property. In the event the results of any of Buyer's investigations are not satisfactory to Buyer in Buyer’s sole discretion, Buyer shall have the right, in its absolute discretion, for any reason, to terminate this Agreement before the expiration of the Due Diligence Period, in which case the Deposit shall be promptly refunded to Buyer. If Buyer does not terminate this Agreement as aforesaid, this contingency shall be deemed satisfied, and Buyer shall be deemed to have irrevocably waived the foregoing condition precedent. Buyer hereby confirms that, if Buyer does not terminate this Agreement on or before the expiration of the Due Diligence Period, Buyer will be satisfied with the condition of the Property, and Buyer will be accepting the Property in its "AS-IS" condition as of the expiration of the Due Diligence Period.

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(b) Prior to Closing, Seller shall comply with ISRA (as defined below) and obtain and provide to Buyer either:

(i) a letter from the New Jersey Department of Environmental Protection (“NJDEP”) stating that the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq. and the regulations promulgated thereunder (collectively “ISRA”) are not applicable to the transaction contemplated by this Agreement (a “Letter of Non-Applicability”); or

(ii) an approved Negative Declaration (as defined by ISRA), De Minimis Quantity Exemption (as defined by ISRA), Expedited Review (as defined by ISRA), Regulated Underground Storage Tank Waiver (as defined by ISRA), Remediation in Progress Waiver (as defined by ISRA) or No Further Action Letter (as defined by ISRA) (the Negative Declaration, De Minimis Quantity Exemption, Expedited Review, Regulated Underground Storage Tank Waiver, Remeditation in Progress Waiver or No Further Action Letter, as the case may be, are hereinafter referred to collectively as the “ISRA Clearance”) for each property subject to the transaction contemplated by this Agreement and ISRA.

(c) If Seller is unable to obtain a Letter of Non-Applicability or ISRA Clearance prior to Closing for each property subject to the transaction contemplated by this Agreement and ISRA, then Seller shall apply for and, prior to Closing, enter into a Remediation Agreement (as defined by ISRA) with NJDEP for each property subject to the transaction contemplated by this Agreement and ISRA for which a Letter of Non-Applicability or ISRA Clearance cannot be obtained. In any such Remediation Agreement, Seller shall pay for and be identified as the sole party responsible for:

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(i) compliance with the Remediation Agreement after Closing;

(ii) obtaining ISRA Clearance after the Closing; and

(iii) providing all necessary financial assurance required by NJDEP under any such Remediation Agreement.

(d) Buyer acknowledges that: (i) Seller has already made, prior to the Effective Date, a substantial amount of information relating to the Property available for Buyer’s examination; (ii) Seller will be making the Property and additional information available to Buyer during the Due Diligence Period; (iii) Buyer will inspect the Property and such information to the extent deemed necessary by Buyer; and (iv) Buyer will be relying solely on the results of its own examinations and inspections with respect to the physical and environmental condition of the Property and all other aspects of the Property. Except as expressly provided in this Agreement, Seller has not made and does not make any representation of any nature as to the physical condition or operation of the Property, as to the accuracy, thoroughness or completeness of, or the conclusions drawn in, any information provided by Seller to Buyer, or as to any other matter or thing affecting or related to the Property, and Buyer hereby expressly acknowledges that no such other representations have been made by Seller or relied on by Buyer. Seller shall not be liable or bound in any manner by any expressed or implied warranties, guaranties, promises, statements, representation, or information pertaining to the Property, made or furnished by any agent, employee, servant or other person representing or purporting to represent Seller, unless such warranties, guaranties, promises, statements, representations or information are expressly and specifically set forth in this Agreement. All representations, warranties, understandings and agreements heretofore had between the parties hereto are merged in this Agreement, which alone fully and completely expresses their agreement.

(e) TO THE FULLEST EXTENT PERMITTED BY LAW, BUYER HEREBY UNCONDITIONALLY AND IRREVOCABLY RELEASES AND FOREVER DISCHARGES SELLER, SELLER’S OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, AND EACH OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, PARTNERS, EMPLOYEES AND AGENTS (EACH A “SELLER PARTY” AND COLLECTIVELY THE “SELLER PARTIES”) FROM ANY AND ALL LIABILITY OR RESPONSIBILITY FOR CLAIMS, LOSSES AND DEMANDS, INCLUDING THOSE ARISING FROM PERSONAL INJURY OR DEATH, AND ALL CONSEQUENCES THEREOF (INCLUDING ANY INTERRUPTION OR INTERFERENCE WITH ANY BUSINESS OR ACTIVITIES BEING CONDUCTED ON THE PROPERTY AND ANY LOSS OF OPPORTUNITY), WHETHER NOW KNOWN OR NOT, WHICH MAY ARISE FROM (1) ANY LATENT OR PATENT DEFECTS, ANY HIDDEN OR CONCEALED CONDITIONS, (2) THE CONDITION, STRUCTURAL INTEGRITY, OPERABILITY, MAINTENANCE OR REPAIR OF ANY BUILDINGS, EQUIPMENT, FURNITURE, FURNISHINGS OR IMPROVEMENTS, OR (3) THE COMPLIANCE OF THE PROPERTY WITH, OR VIOLATION OF, ANY LAW (EXCLUDING ENVIRONMENTAL LAW), STATUTE, ORDINANCE, RULE OR REGULATION OF ANY GOVERNMENTAL ENTITY, INCLUDING, WITHOUT LIMITATION, APPLICABLE ZONING ORDINANCES, BUILDING AND HEALTH CODES.

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(f) In addition to the foregoing release, if the Closing occurs, Buyer shall indemnify, defend and hold harmless each Seller Party from and against any and all liabilities, claims, demands, suits, administrative proceedings, causes of action, costs, damages, personal injuries and property damages, losses and expenses, both known and unknown, present and future, at law or in equity arising out of, by virtue of or related in any way to: (i) any environmental conditions, including, without limitation, the presence, Release or threatened Release or placement on, in or from the Property, or any portion thereof, of Hazardous Substances occurring after the Closing, except to the extent Seller, as tenant, is obligated to indemnify Buyer, as landlord, pursuant to Section 13(e)(ii) of the Facility Lease, (ii) the violation of any Environmental Laws occurring after the Closing, except to the extent Seller, as tenant, is obligated to indemnify Buyer, as landlord, pursuant to Section 13(e)(ii) of the Facility Lease.

(g) If the Closing occurs, Seller shall indemnify, defend and hold harmless Buyer, Buyer’s officers, directors, employees and agents, and each of their respective affiliates, officers, directors, members, partners, employees and agents (each a “Buyer’s Party” and collectively the “Buyer’s Parties”) from and against any and all liabilities, claims, demands, suits, administrative proceedings, causes of action, costs, damages, personal injuries and property damages, losses and expenses, both known and unknown, present and future, at law or in equity arising out of, by virtue of or related in any way to: (i) any environmental conditions, including, without limitation, the presence, Release or threatened Release or placement on, in or from the Property, or any portion thereof, of Hazardous Substances occurring during Seller’s Building Environmental Period, Seller’s House Environmental Period and after the Closing to the extent Seller, as tenant, is obligated to indemnify Buyer, as landlord, pursuant to Section 13(e)(ii) of the Facility Lease, (ii) the violation of any Environmental Laws occurring during Seller’s Building Environmental Period, Seller’s House Environmental Period and after the Closing to the extent Seller, as tenant, is obligated to indemnify Buyer, as landlord, pursuant to Section 13(e)(ii) of the Facility Lease.

For purposes of this Agreement, the following terms shall have the following meanings:

(1) “Environmental Law” means any federal, state, or local statute, law, order, regulation, ordinance, constitution, agreement, permit, or decision relating to pollution or protection of human health, safety or the environment, including natural resources, as well as any principles of common law under which a person may be held liable for the Release of any Hazardous Substance into the environment.

(2) “Hazardous Substances” means any gaseous, liquid or solid chemical, material, substance, contaminant or waste that may or could pose a hazard to the environment or human health or safety, including (a) any “hazardous substances” as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11a et seq., and the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (b) any “extremely hazardous substance,” “hazardous chemical,” or “toxic chemical” as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., (c) any “hazardous waste,” as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (d) any “pollutant,” as defined under the federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., (e) any chemical, material, substance, contaminant or waste, whether gaseous, liquid or solid, that is regulated under any Environmental Law, and (f) any asbestos, polychlorinated biphenyls (“PCB’s”), petroleum, petroleum products and urea formaldehyde and mold.

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(3) “Release” means any release, spill, emission, leaching, leaking, migration, dumping, emptying, pumping, injection, deposit, disposal, discharge or dispersal of any Hazardous Substance into the indoor or outdoor environment, or into, on, or from any property.

(4) “Seller’s Environmental Building Liability Period” means the period from October 17, 2000 through the Closing Date.

(5) “Seller’s Environmental House Liability Period” means the period from February 13, 2002 through the Closing Date.

(h) Buyer acknowledges and agrees that the provisions of this Section 6 are a material factor in Seller's acceptance of the Purchase Price and that Seller would be unwilling to sell the Property unless Seller and the other Seller Parties are expressly released and indemnified in accordance with subsections 6(d) and 6(e) above.

(i) The provisions of this Section 6 shall survive the Closing or earlier termination of this Agreement.

7. CLOSING.

(a) The closing of the conveyance of the Property pursuant to this Agreement (“Closing”) shall be held at 10:00 A.M. prevailing local time thirty (30) days after the expiration of the Due Diligence Period (the “Closing Date”). Closing shall be effected through an escrow with the Escrow Agent or, if a closing by escrow is not possible, then at the offices of Hill Wallack LLP, 202 Carnegie Center, Princeton, New Jersey.

(b) All of Buyer's representations and warranties contained in this Agreement shall be true and correct at the Closing as though made at and as of the Closing. All of Seller's representations and warranties contained in this Agreement shall be true and correct at the Closing as though made at and as of the Closing. With respect to representations and warranties of Seller: (a) Seller shall promptly notify Buyer of any material changes therein (a “Change”) promptly upon Seller becoming aware of any such Change; and (b) Seller shall not have any liability to Buyer, whether prior to, at or following Closing, for any Change except to the extent such Change: (1) is caused by Seller; and (2) materially and adversely affects any of the Property and Buyer's intended use thereof. In the event of a Change caused by Seller which materially and adversely affects any of the Property and Buyer's intended use thereof, Buyer may elect to terminate this Agreement if the Change is not cured or otherwise satisfied to Buyer's reasonable satisfaction by the Closing. With respect to representations and warranties of Buyer: (a) Buyer shall promptly notify Seller of any material Change therein promptly upon Buyer becoming aware of any such Change; and (b) Buyer shall not have any liability to Seller, whether prior to, at or following the Closing, for any Change, except to the extent such Change (i) is caused by Buyer, and (ii) materially and adversely affects Buyer's ability to perform its obligations under this Agreement.

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8. Closing Documents.

(a) The obligations of Buyer hereunder are subject to the fulfillment of the conditions specified below by Seller prior to or on the Closing Date (any one of which may be waived in whole or in part by Buyer at or prior to Closing). At Closing, Seller shall execute and notarize, where appropriate, and deliver to Buyer:

(i) A fully executed and acknowledged bargain and sale deed with covenants against grantor’s acts (“Deed”) in the form set forth as Exhibit E.

(ii) A fully executed and acknowledged bill of sale (“Bill of Sale”) in the form set forth as Exhibit F.

(iii) A Non-Foreign Affidavit as required by the Foreign Investors in Real Property Tax Act, as amended in the form set forth on Exhibit G.

(iv) All documents required by the Buyer’s title insurance company which are reasonably necessary in order for said title company to issue an ALTA form owner's title insurance policy to Buyer.

(v) A fully executed Facility Lease in the form set forth on Exhibit C.

(vi) A subordination, non-disturbance and attornment agreement on a form prescribed by Buyer’s lender with substance reasonably acceptable to Seller, Buyer and Buyer’s lender (“SNDA”), signed and notarized by Seller.

(vii) A fully executed and acknowledged Affidavit of Title in the form set forth on Exhibit H.

(viii) A fully executed Seller’s Residency Certification/Exemption.

(ix) All documents required by the East Windsor Township Housing Division which are reasonably necessary for the transfer of the House, including, without limitation, a certificate of occupancy and smoke detector certification (if applicable).

(x) Keys to all locks on the Property.

All of the foregoing documents and materials are sometimes herein collectively referred to as the (“Seller’s Closing Documents”).

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(b) The obligations of Seller hereunder are subject to the fulfillment of the conditions specified below by Buyer prior to or on the Closing Date (any one of which may be waived in whole or in part by Seller at or prior to Closing). At Closing, Buyer shall deliver to Seller:

(i) The balance of the Purchase Price as described in Subsection 2(a) above.

(ii) A fully executed Facility Lease in the form set forth on Exhibit C.

(iii) A SNDA, signed and notarized by Buyer and Buyer’s lender.

(iv) All documents required by the East Windsor Township Housing Division which are reasonably necessary for the transfer of the House.

All of the foregoing documents and materials are sometimes herein collectively referred to as the (“Buyer’s Closing Documents”).

9. Intentionally Omitted.

10. Possession. At Closing, Seller shall deliver to Buyer actual possession of the Property subject, however, to the rights of Seller under the Facility Lease.

11. Closing Costs.

(a) At Closing, all real estate transfer taxes, documentary stamp taxes, recording taxes or similar charges, if any, shall be paid in accordance with standard New Jersey conveyancing practice. All other recording costs and closing costs of any nature or description shall be borne or apportioned in accordance with custom and practice in New Jersey. Each party shall bear its own counsel fees.

(b) At the Closing, Buyer shall pay to Escrow Agent the cost of all title search and exam fees, the premium for all policies of title insurance, any additional premiums for any extended or other coverages obtained by Buyer and for any title endorsements required by Buyer or Buyer’s lenders.

(c) At the Closing, Seller shall not be obligated to reimburse Buyer for any costs and expenses that Buyer incurs in order to perform any diligence hereunder or to procure any purchase money financing for the acquisition of the Property.

12. Apportionments.

(a) At Closing, all real estate taxes applicable to the Property for the tax year in which Closing occurs shall be apportioned between Seller and Buyer as of the Closing Date. Such apportionment shall be based on the respective tax years for which such taxes are assessed, and on the most recent assessment of the Land and the Improvements and the then applicable tax rates. If Closing occurs prior to the date on which the applicable real estate tax rates are fixed for the tax year in which Closing occurs, such taxes shall be apportioned as aforesaid on the basis of the tax rates for the preceding tax year, and if there is any increase or decrease in the tax rates for the tax year in which Closing occurs, the parties shall adjust such apportionment after the Closing promptly following the final promulgation of such tax rates by the relevant taxing authorities.

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(b) All utilities, water and sewer charges, based upon the applicable billing period for each such charge, shall be prorated by Buyer and Seller at Closing

(c) The provisions of this Section 12 shall survive the Closing.

13. Maintenance; Casualty.

(a) Between the Effective Date and the Closing Date, subject to the other provisions of this Section 13, Seller shall maintain the Property in substantially the same condition as it now is, reasonable wear and tear excepted.

(b) If the Improvements are damaged prior to Closing, Seller shall give Buyer prompt notice thereof. Thereafter, Seller shall retain a reputable, independent architect or contractor reasonably approved by Buyer to estimate the cost to repair or replace such damage (the “Estimate”) and shall deliver to Buyer the Estimate within twenty (20) days after the damage occurred. If the architect or contractor estimates that the cost to repair or replace such damage is more than One Million Dollars ($1,000,000.00), then Buyer shall have the right to terminate this Agreement by written notice to Seller within ten (10) days of the delivery of the Estimate to Buyer. Notwithstanding the foregoing, if Seller notifies Buyer at the time Seller furnishes the Estimate that Seller is willing to perform all required repairs and replacements to restore the Improvements to substantially the same condition as they were prior to the damage (“Seller’s Repair Election”), then Buyer shall have no termination right (regardless of amount of the Estimate) and the Closing Date shall be postponed for up to three (3) months, as Seller shall elect by notice to Buyer, so that Seller can complete the necessary repairs and replacements. In the event that Seller exercises the Seller’s Repair Election, Seller will cause the repairs and replacements to be made by a reputable contractor, in compliance with applicable laws and regulations, such that the Improvements are repaired and restored no later than three (3) months after the closing date as originally scheduled herein. The Property shall not be deemed to be complete unless the Property is in substantially the same condition as of the Effective Date. Seller will assign to Buyer at Closing all warranties from all contractors and material and equipment suppliers and manufacturers relating to the repair, restoration and replacement work.

(c) If this Agreement cannot be terminated pursuant to Subsection 13(b), or if Buyer elects not to terminate the Agreement notwithstanding any such damage (and a failure to terminate within the aforementioned ten (10) day period shall be deemed to be an election not to terminate), then (i) Seller shall file appropriate proofs of loss and shall properly adjust all applicable insurance policies, (ii) provided insurance proceeds are made available therefor, Seller shall repair such damage to the extent necessary to restore the Improvements to a safe condition before Closing or to prevent further damage to or deterioration of the Improvements, except that if Seller has exercised Seller’s Repair Election, then Seller will repair or restore the Improvements in accordance with Section 13(b) irrespective of the amount or availability of insurance proceeds, (iii) except to the extent used to repair and restore the Improvements, all proceeds of such insurance actually received by Seller shall be applied as a credit against the Purchase Price, (iv) at Closing Seller shall assign to Buyer, in form reasonably satisfactory to Buyer, all unpaid claims and rights relating to such damage and shall credit the applicable deductible amount against the Purchase Price, and (v) at and following Closing, Seller shall give Buyer, at Buyer's expense, such further assurances of such claims and rights and such assignment as Buyer may from time to time reasonably request.

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(d) The provisions of this Section 13 shall survive the Closing.

14. Condemnation. If the entire Property or a material part thereof (as defined below) is taken by eminent domain, or a proceeding is initiated to effect such a taking by eminent domain, prior to Closing, Seller shall promptly notify Buyer, and Buyer may terminate this Agreement by written notice to Seller within ten (10) days of receiving Seller’s notice. If (i) less than a material part of the Property is taken, or a proceeding is initiated to effect such a taking, prior to Closing, or (ii) Buyer elects not to terminate this Agreement even though the entire Property or a material part thereof is taken by eminent domain, or a proceeding is initiated to effect such a taking by eminent domain, prior to Closing (and a failure to terminate within the aforementioned ten (10) day period shall be deemed to be an election not to terminate), then in either case (A) Seller shall file appropriate claims with the condemning authority, (B) provided condemnation proceeds are made available therefor, Seller shall repair any damage to the extent necessary to restore the Property to a safe condition (where only a partial condemnation occurs), (C) except to the extent used to repair and restore the Property, all proceeds of such condemnation actually received by Seller shall be applied as a credit against the Purchase Price, (D) at Closing Seller shall assign to Buyer, in form reasonably satisfactory to Buyer, all unpaid claims and rights relating to such condemnation, and (E) at and following Closing, Seller shall give Buyer, at Buyer's expense, such further assurances of such claims and rights and such assignment as Buyer may from time to time reasonably request. The provisions of this Section 14 shall survive the Closing. For the purposes of this Section 14, a taking of a “material part” of the Property shall mean any taking that involves more than ten percent (10%) of the acreage of Building.

15. Buyer's Default. In the event Buyer shall default in the observance or performance of any of its obligations hereunder, then Seller, at its option, shall have the right, as its sole and exclusive remedy, to terminate this Agreement and retain the Deposit as liquidated damages it being expressly understood that the retention of such Deposit by Seller as aforesaid constitutes a fair and reasonable amount for the damage sustained by Seller by reason of Buyer’s default of this Agreement.

16. Seller's Default. If Seller fails to complete Closing or to convey to Buyer title to the Property as required by this Agreement, then Buyer shall have the right, as Buyer's sole right and remedy, either to (a) take such title to the Property as Seller can give with an adjustment of the Purchase Price that is mutually agreed upon by Seller and Buyer, (b) terminate this Agreement and receive the Deposit, or (c) enforce this Agreement by specific performance. Notwithstanding the foregoing, Buyer’s right to sue Seller for specific performance shall terminate and be of no further force and effect if not exercised on or prior to the date that is 60 days after the scheduled Closing Date. Accordingly, if Buyer does not file a lawsuit against Seller for specific performance of this Agreement on or before such date, Buyer’s right to do so shall lapse.

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17. Termination. Whenever this Agreement specifies a right of Buyer or Seller to terminate this Agreement, such right shall be exercisable only by the exercising party giving written notice thereof to the other party in accordance with Section 22 below, whereupon all rights and obligations of the parties hereunder shall terminate, except to the extent otherwise expressed in this Agreement, and all original counterparts of this Agreement shall be returned to Seller promptly.

18. Seller's Liability. Except for any provision of this Agreement that expressly survives Closing or the termination of this Agreement, upon the earlier to occur of Closing or the termination of this Agreement by Buyer or Seller pursuant to a termination right specified herein, Seller automatically shall be deemed relieved and released from all obligations and liability to Buyer under this Agreement.

19. Assignability .

(a) Seller shall not assign this Agreement or any rights hereunder.

(b) Prior to Closing, Buyer may at its option freely assign this Agreement to any three (3) entities controlled by, controlling or under common control with the named Buyer (an “affiliated entity”), without the consent of Seller; however, Buyer shall provide Seller with written notice and reasonable evidence documenting the relationship between Buyer and the single assignee at least five (5) days prior to the Closing Date and if not delivered this right and any assignment shall be null and void. Otherwise, Buyer may not assign this Agreement or any rights or remedies of Buyer hereunder without Seller’s prior written consent, in Seller’s sole discretion. Any such assignment by Buyer shall not relieve Buyer from any of its obligations hereunder. Subject to the foregoing, all of the terms, covenants and conditions of this Agreement shall inure to the benefit of and bind the respective successors and assigns of Buyer.

20. Brokers. Buyer covenants, represents and warrants to Seller that Buyer has had no dealing or negotiations with any broker or agent or finder in connection with respect to this Agreement other than Mercer Oak Realty, LLC. Buyer shall pay Mercer Oak Realty, LLC a commission pursuant to a separate agreement. Seller covenants, represents and warrants to Buyer that Seller has had no dealing or negotiations with any broker or agent or finder in connection with respect to this Agreement other than CB Richard Ellis and Byron Real Estate Co., Inc. Seller shall pay CB Richard Ellis and Byron Real Estate Co., Inc. commissions pursuant to separate agreements. Buyer and Seller each covenant and agree to pay, hold harmless and indemnify the other from and against any and all costs, expenses, including reasonable attorneys’ fees, and liability for any compensation, commissions or charges claimed by any other broker or agent with whom the indemnifying party has had any dealings or negotiations with respect to this Agreement.

21. Confidentiality.

(a) Buyer agrees to keep confidential and not to use, other than in connection with its determination whether to proceed with the purchase of the Property in accordance with Section 6 hereof, any of the documents, material or information regarding the Property supplied to Buyer by Seller or by any third party at Sellers' request except to Buyer's consultants or attorneys on a “need to know” basis, unless Buyer is compelled to disclose such documents, material or information by law or by subpoena and excluding any information previously known to the Buyer, any information obtained by Buyer from a third party who had the right to disclose such information to Buyer, and any information as it becomes generally known to others without breach by Buyer of its obligations hereunder. Buyer agrees to indemnify and hold harmless Seller from and against any and all losses, damages, claims and liabilities of any kind (including without limitation reasonable attorneys' fees) arising out of Buyer's breach of this Section 21. In the event that the Closing does not occur in accordance with the terms of this Agreement, Buyer shall return to Seller all of the documents, material or information regarding the Property supplied to Buyer by Seller or at the request of Seller. The provisions of this Section 21 shall survive the termination of this Agreement but shall no longer be applicable following Closing in accordance with the terms of this Agreement.

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(b) Except as may be required by applicable laws or stock exchange rules (and then only with written notice to Seller and an opportunity to review), Buyer (or any affiliate thereof) will not make a public announcement of the transactions contemplated by this Agreement without the prior written consent of Seller, such consent not to be unreasonably withheld or delayed.

22. Notices. All notices (including without limitation approvals, consents and exercises of rights or options) required by or relating to this Agreement shall be in writing and shall be personally delivered, delivered by reputable overnight courier or mailed United States registered or certified mail, return receipt requested, postage prepaid, via facsimile transmission with confirmation of receipt to the other respective party at its address below set forth, or at such other address as such other party shall designate by notice, and shall be effective when delivered to such address. Such notices shall be effective when dispatched, except that the time period within which any party may respond to a notice pursuant to this Agreement shall not commence until the earlier of such party’s actual receipt of such notice, the third business day after dispatch in the case of notices by certified mail, or the first business day after dispatch for timely next day delivery by overnight delivery.

Seller:	NexMed (USA), Inc. 89 Twin Rivers Drive East Windsor, NJ 08520 Attention: Mark Westgate Fax: (609) 426-0340

With a required copy to:	Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 Attention: Joseph D. Horter Fax: (215) 963-5001

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Buyer:	Pharmar & Pharmar LLC 1052 Route 202/206 North Bridgewater, NJ 08807 Attention: Vinod Patel Fax: (609) 526-0433

With a required copy to:	Hill Wallack LLP 202 Carnegie Center Princeton, NJ 08543-5226 Attention: Joseph A. Vales, Esquire Fax: (609) 452-1888

Escrow Agent:	Fidelity National Title Insurance Company 3705 Quakerbridge Road Suite 205 Mercerville, NJ 08619 Attention: Debbie Kane Fax: (609)-584-2405

23. Recording. Neither this Agreement nor any notice or memorandum hereof shall be recorded or otherwise filed or made a matter of public record and any attempt to record or file same by Buyer shall be deemed a default by Buyer hereunder.

24. Whole Agreement; Amendments; Survival. This Agreement sets forth all of the agreements, representations, warranties and conditions of the parties hereto with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, representations, warranties and conditions. Any exhibits and riders referred to above constitute parts of this Agreement. No alteration, amendment, modification or waiver of any of the terms or provisions hereof, and no future representation or warranty by either party with respect to this transaction, shall be valid unless the same be in writing and signed by the party against whom enforcement of same is sought. Except for the provisions of this Agreement which expressly contemplate survival of the Closing or earlier termination of this Agreement, (a) none of the terms of this Agreement shall survive Closing or early termination of this Agreement, and (b) if the Closing occurs, the delivery and acceptance of Seller’s Closing Documents and Buyer’s Closing Documents shall effect a merger and be deemed to establish the full performance of the parties hereunder.

25. Captions; Pronouns. The captions of the sections of this Agreement are for convenience only and have no meaning with respect to this Agreement or the rights or obligations of the parties hereto. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein: “person”, as used herein, includes an individual, corporation, partnership, trust, unincorporated association, government, governmental authority, or other entity; “Property” includes each portion of the Property and each estate and interest therein; “hereof”, “herein” and “hereunder” and other words of similar import refer to this Agreement as a whole; “Agreement” includes these presents as supplemented or amended from time to time by written instrument(s) entered into by Seller and Buyer; “Buyer” includes Buyer's successors and assigns; “Seller” includes Seller's successors and assigns; “parties” means Buyer and Seller; and “governmental authority” means any federal, state or municipal governmental body, or any political subdivision thereof, or any court, agency, authority or officer of any of the foregoing. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of pronouns or nouns shall include the plural and vice versa.

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26. Counterparts. This Agreement may be executed by the parties hereto in any number of separate counterparts, all of which, when delivered, shall together constitute one and the same Agreement.

27. Holidays. Wherever this Agreement provides for a date, day or period of time on or prior to which action or events are to occur or not occur, and if such date, day or last day of such period of time falls on a Saturday, Sunday or legal holiday, then same shall be deemed to fall on the immediately following business day.

28. Governing Law. This Agreement and all issues arising hereunder shall be governed by the laws of the State of New Jersey.

29. Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

30. Right to Bifurcate House Closing. Buyer shall have the right to bifurcate the House Closing from the Closing for the balance of the Property and to designate another entity to take title to the House at a purchase price equal to $1.00 consideration.

31. No Additional Offers for Purchase of Property. Seller shall not accept any offers for the purchase of the Property unless and until this Agreement is terminated in accordance with the terms of this Agreement.

[SIGNATURES ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.
Seller:

NexMed (USA), Inc.

By: /s/ Mark Westgate
Name: Mark Westgate
Title: Vice President & CFO

Buyer:

Pharmar & Pharmar LLC

By: /s/ Vinod Patel
Name: Vinod Patel
Title: President and CEO

Escrow Agent: (Signing solely for the purpose of confirming its agreement to Subsections 2(b), 2(c) and 3(b) of this Agreement)

Fidelity National Title Insurance Company

By: /s/ Robert S. Dember
Name: Robert S. Dember
Title: Senior Commercial Underwriter

Exhibit “A-1”

The Building

Description of Tax Map Lot 6 Block 20.06 situated in East Windsor Township, Mercer County, New Jersey.

Beginning at a point situated along the southerly right of way line of Twin Rivers Drive (66 feet wide), said point being located 25.00 feet from the intersection of the westerly prolongation of the same and the northerly prolongation of the easterly right of way line of Milford Road (66 feet wide); thence running

1. South 85° 22’ 26” East along the southerly right of way line of Twin Rivers Drive, 208.27 feet to a point; thence

2. Easterly along the same, along a curve to the right having a radius of 967.00 feet and a arc length of 242.60 feet to a point; thence

3. South 06° 55’ 34” West along the common line of Lots 6 and 190 Block 20.06, 371.02 feet to a point; thence

4. North 80° 46’ 41” West along the common line of Lots 4 and 6 Block 20.06; 293.02 feet to a point; thence

5. North 04° 37’ 34” East along the common line of Lots 5 and 6 Block 20.06, 150.00 feet to a point; thence

6. North 80° 46’ 41” West along the same, 166.90 feet to a point; thence

7. North 04° 37’ 34” East along the easterly line of Milford Road, 189.14 feet to a point; thence

8. Easterly along the same, along a curve to the right having a radius of 25.00 feet and an arc length of 39.27 feet to the point and place of beginning.

Containing 151,009 s.f. more or less

A-1-1

Exhibit “A-2”

The House

All that certain lot, parcel or tract of land, situate and lying in the Township of East Windsor, County of Mercer and State of New Jersey being more particularly described as follows:

Beginning at a point in the centerline of Milford Road, said point being distant 246.20 feet southwestwardly from the intersection of the said centerline of Milford Road with the centerline of Twin Rivers Drive and running; thence

(1) Along Lot 6, South 73 degrees 15 minutes East, a distance of 200.00 feet to a point; thence

(2) Along same, South 12 degrees 00 minutes West, a distance of 150.00 feet to a point in line with Lot 4; thence

(3) Along the northeasterly line of a portion of Lot 4, North 73 degrees 15 minutes West, a distance of 200.00 feet to the point in the centerline of Milford Road; thence

(4) Along the centerline of Milford Road, North 12 degrees 00 minutes East, a distance of 150.00 feet to the point and place of Beginning.

The above description was drawn in accordance with a survey prepared by Crest Engineering Associates, Inc., Daniel P. Hundley, P.L.S., dated February 8, 2002.

FOR INFORMATIONAL PURPOSES ONLY: BEING ALSO KNOWN as Lot 5 in Block 20.06 on the Official Tax Map of the Township of East Windsor, Mercer County, NJ.

A-2-1

Exhibit “B”

Personal Property

NexMed, Inc.
List of Equipment Sold with Building

Asset	Asset description		Acquis.val.

20003	KOHLER GENERATOR 600 KVA		75,000.00
20004	TWO BYRN MODEL Furnace Boilers		83,863.20
20005	USP WATER SYSTEM PER QUOTE AD101-06-10		250,143.83
20006	HVAC CHILLERS		159,883.00
20007	HVAC CONTROLS		313,995.00
20008	REFRIGERATION SYSTEM Cold Box in Warehouse		84,000.00
20009	Custom Advantage Air Condensor Chiller System		6,687.50
20013	LAB CABINETS & CASEWORK		181,583.54
20014	Walk in Refrigerator Cold Box		8,700.00
20025	FIRE DOOR FOR CARTONING ROOM		8,547.60
20026	2 Ton AC Unit for Computer Room (Fujitsu)		6,060.00

30003	Steer rite hydraulic pallet truck		666.43
30006	COLD ROOM 8X8		9,708.00
30010	Easy to Climb steel rolling plateform ladder		658.24
30024	6 FOOT STEEL TABLES WITH BACKSPLASH		580.27
30026	6 FOOT STEEL TABLES WITH BACKSPLASH		580.27
30394	Model 522LS Autoclave		77,785.90

70083	41 aeron chairs by herman Miller		29,270.00	Note 1
70084	Office furniture		57,325.80	Note 2
70085	EW Furniture		13,740.00	Note 3

	TOTAL		1,368,778.58

Note 1:	Note 2:	Note 3:
Includes:	Includes:	Includes:
9 office chairs	Conference table	10 - 5 drawer files
15 task chairs	Reception desk	8 side chairs
20 conference chairs	30 chairs with no arms	15 cubes
$10k of installation	10 stools	15 desks for cube
	10 chairs with vinyl	15 files ( one per cube)
		7 files for the offices (one per office)

B-1

Exhibit “C”

Facility Lease

LEASE AGREEMENT

Pharmar & Pharmar LLC
“Landlord”

and

NexMed (USA), Inc.
“Tenant”

1.	Premises and Term	1

2.	Rent	1

3.	Taxes and Other Charges	2

4.	Utilities and Other Service Charges	3

5.	Maintenance and Repair	3

6.	Use	4

7.	Compliance with Law	4

8.	Sublease and Assignment.	4

9.	Fire or Other Casualty	5

10.	Insurance	7

11.	Alterations and Additions	8

12.	Condemnation	9

13.	Environmental Provisions	10

14.	Indemnification	13

15.	Default by Tenant	14

16.	Landlord’s Remedies	14

17.	Default by Landlord	15

18.	Quiet Possession	17

-i-

(continuted)
Page

19.	Subordination and Non-Disturbance	17

20.	Inspection	18

21.	Surrender	18

22.	Signs	18

23.	Notices	18

24.	Brokers	19

25.	Waiver	19

26.	Tenant Holding Over	19

27.	Estoppel Certificates	19

28.	Delivery for Examination	19

29.	Tenant’s Equipment Financing	20

30.	Furniture	20

31.	Miscellaneous	20

-ii-

LEASE AGREEMENT

THIS LEASE AGREEMENT made this         day of                     , 2007 (the “Commencement Date”), by and between Pharmar & Pharmar LLC (“Landlord”) and NexMed (USA), Inc. (“Tenant”).

Background

Landlord is the owner of certain premises located at and known as 89 Twin Rivers Drive, East Windsor, Mercer County, New Jersey (the “Premises”). The Premises consists of (i) the land described in Exhibit “A” (the “Land”), (ii) the buildings and improvements constructed thereon (the “Improvements”), (iii) all easements, rights of way, licenses, privileges and appurtenances, if any, belonging to or inuring to the benefit of the Land or the Improvements. (For the avoidance of doubt, the Improvements do not include Tenant’s Property (as hereinafter defined).) Landlord desires to let and demise to Tenant and Tenant desires to take and hire from Landlord the Premises, subject to the terms and conditions hereinafter set forth.

Agreement

NOW THEREFORE, intending to be legally bound, Landlord and Tenant hereby agree as follows:

32. Premises and Term.

(a) Landlord hereby lets and demises to Tenant and Tenant hereby takes and hires from Landlord the Premises for a term (the “Lease Term”) beginning on the Commencement Date and expiring without further notice or act on the last day of the month in which the second (2nd) anniversary of the Commencement Date occurs, unless sooner terminated or extended as provided herein.

(b) So long a Tenant Default (as hereinafter defined) has not occurred beyond any applicable notice or cure periods under this Lease, Tenant shall have the option to renew this Lease for one (1) consecutive renewal term (the “Renewal Term”) of one (1) year, commencing on the first day following the expiration of the Lease Term and the same terms and conditions as set forth in this Lease shall apply to such Renewal Term, except that the Annual Fixed Rent set forth in Exhibit “B” due from Tenant during such Renewal Term shall be increased to $780,000.00 per year. Tenant shall exercise its option to renew the Lease Term by giving written notice to Landlord not less than three (3) months prior to the expiration of the Lease Term.

(c) At any time after the sixth (6th) month of the Lease Term, Tenant shall have the right to terminate this Lease upon ninety (90) days written notice to Landlord. Tenant shall vacate the Premises by the end of the ninety (90) day period and shall continue to pay Rent, as hereinafter defined, until the last day of the ninety (90) day period. This right of termination is exclusive to the Tenant and may not be assigned or transferred to any future tenant, assignee or transferee.

33. Rent.

(a) Beginning on the Commencement Date, Tenant shall pay to Landlord in lawful money of the United States minimum annual rental in the amounts set forth in Exhibit “B” (“Annual Fixed Rent”) in equal monthly installments of one-twelfth of the amount thereof, payable in advance on the first day of each and every calendar month during the Lease Term. The first such monthly installment shall be due and payable on the Commencement Date. If the Commencement Date occurs on a day other than the first day of a calendar month or if the Lease Term ends on a day other than the last day of a calendar month, the Rent due for the partial calendar months occurring at the commencement and expiration of the Lease Term shall be prorated on a per diem basis.

(b) Except as otherwise set forth in this Lease, all costs, expenses and obligations with respect to the Premises shall be paid by Tenant, so that, except as otherwise set forth in this Lease, the Annual Fixed Rent payable by Tenant to Landlord hereunder shall be “net” to Landlord.

(c) All sums other than Annual Fixed Rent payable by Tenant under this Lease are referred to hereinafter as “Additional Rent” and Landlord shall have the same rights and remedies for non-payment thereof as Landlord has for non-payment of Annual Fixed Rent. Annual Fixed Rent and Additional Rent are sometimes referred to hereinafter collectively as “Rent”.

(d) Except as otherwise set forth in this Lease, all monetary obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense.

(e) In order to compensate Landlord for the additional expense Landlord may incur in the event Tenant is delinquent in the payment of Rent, Tenant agrees to pay a late charge of Fifty Dollars ($50.00) per day and interest to Landlord at the Overdue Interest Rate (as hereinafter defined) on account of any payment of Rent that is not paid within five (5) days after the same is due, from the date that any such payment is due to the actual date of payment. As used herein, the term "Overdue Interest Rate" shall mean two percent (2%) per annum over the interest rate quoted from time to time by Wachovia Bank, N.A. (or such other national bank with offices in New Jersey as may be selected by Landlord), as its "prime" rate of interest. Notwithstanding the foregoing, the interest and late fee referred to in this Section 2(e) shall not be payable with respect to the first occurrence during any twelve (12) month period during the Lease Term that Tenant fails to make a payment of Rent when due, until five (5) days after Landlord delivers written notice of such delinquency to Tenant. If Tenant’s payment of Rent is still delinquent on the sixth (6th) day after Landlord delivers such written notice, then Landlord shall be entitled to the forgoing late charge and interest as of the first day that Tenant’s payment of Rent was delinquent. Landlord shall only be required to deliver Tenant notice of such delinquency once during any twelve (12) month period during the Lease Term.

(f) If Landlord receives two (2) or more checks from Tenant which are returned by Tenant’s bank for insufficient funds, Landlord may require that all checks thereafter be bank certified or cashier’s checks (without limiting Landlord’s other remedies). All bank service charges resulting from any returned checks shall be borne by Tenant.

34. Taxes and Other Charges.

(a) Tenant shall pay before any fine, penalty, interest or cost may be added thereto, or become due or be imposed by operation of law for the non-payment thereof, all taxes, including municipal and school taxes, assessments, rates and charges, county taxes, excises, levies, and all other license and permit fees and other governmental charges, including but not limited any establishment fees, manufacturing fees, or impact fees imposed by the federal, state or municipal government or any such governmental agency, and any taxes, charges or fees in lieu of any of the foregoing, which during the Lease Term may be assessed, levied, confirmed, imposed upon, or become due and payable with respect to the Premises or any part thereof or any appurtenance thereto (all of which are hereinafter collectively called “Taxes”). Landlord shall promptly submit to Tenant copies of all such Tax bills directed to Landlord. Tenant shall pay such Taxes directly to the government or other public authority charged with the collection thereof. Tenant shall deliver to Landlord copies of receipts or canceled checks showing the payment of such Taxes.

(b) All Taxes which shall be charged, laid, levied, assessed or imposed for each fiscal period in which the Lease Term terminates shall be apportioned pro rata between Landlord and Tenant in accordance with the portion of the relevant fiscal period during which the Lease Term shall be in effect. In the event that any payment of Taxes is due during the Lease Term with respect to a fiscal period that extends beyond the Lease Term, Landlord shall pay Tenant Landlord’s proportionate share thereof (based upon the portion of the fiscal period that extends beyond the Lease Term) at least ten (10) days prior to the date that payment is due with the maximum discount. Provided that Tenant receives Landlord’s payment as aforesaid, Tenant shall remit to the taxing authority, the full amount due for the relevant fiscal period. If Tenant does not receive Landlord’s payment as aforesaid, Tenant shall remit to the taxing authority, Tenant’s proportionate share of Taxes for the relevant fiscal period. In the event that any payment of Taxes is due after the expiration of the Lease Term with respect to a fiscal period that includes part of the Lease Term, Tenant shall pay to Landlord Tenant’s proportionate share thereof (based upon the portion of the fiscal period that was included in the Lease Term) with the last monthly payment of Rent due to Landlord.

(c) If any special assessment with respect to the Premises may be paid in installments, Tenant shall be obligated to pay only those installments which become due and payable during the Lease Term.

(d) Nothing herein contained shall require or be construed to require Tenant to pay any transfer, recording, inheritance, estate, succession, franchise, excise, business privilege, income, gross receipts or profit tax, or capital levy that is or may be imposed upon Landlord.

(e) Tenant shall have the right to request that Landlord contest any increase in any Taxes levied against the Premises and Landlord shall have the right to decide whether to contest such increase in its sole and absolute discretion.

35. Utilities and Other Service Charges. During the Lease Term, Tenant will pay for all water, gas, oil, electricity, heat, telephone, sewage, trash removal, janitorial and landscaping services and snow removal and all other utilities and services used by Tenant in the Premises, except as otherwise expressly set forth in this Lease. Landlord is not obligated to provide or pay for any utilities or services supplied to the Premises.

36. Maintenance and Repair.

(a) Except as set forth in subsection 5(b) below, Tenant, at its sole cost and expense throughout the Lease Term, shall keep and maintain the Premises, including, but not limited to all plumbing, electrical, sewage, life-safety, heating, ventilating, and air-conditioning systems, and all pipes, wires, lines and conduits contained therein or which are part thereof, in the same order and condition as they are on the Commencement Date and shall make all repairs, replacements and renewals necessary to keep them in such order and condition, reasonable wear and tear and damage by fire or other casualty (including the elements) excepted. In addition, Tenant, at its sole cost and expense, shall seal or stripe the parking areas as commercially reasonable and necessary to maintain such areas in good condition.

(b) Landlord, at its own cost and expense, shall keep and maintain the roof, the roof drain, outside walls, foundation and structural components of the Improvements (including the footings, exterior walls, foundations and structural steel columns and girders) in good order and condition and will make all necessary repairs, replacements and renewals necessary to keep them in such order and condition, reasonable wear and tear and damage by fire or other casualty (including the elements) excepted. In addition, Landlord, at its sole cost and expense, shall pave the parking areas as commercially reasonable and necessary to maintain such areas in good condition.

37. Use. Tenant shall have the right to use the Premises for its intended purpose as a pharmaceutical manufacturing facility, including office, laboratory and pharmaceutical manufacturing facility. Tenant shall not use or occupy or permit any of the Premises to be used or occupied, nor do or permit anything to be done in or on any of the Premises, in a manner which would or might constitute a public or private nuisance or waste, or which would prevent Landlord from (i) obtaining or maintaining any permits, licenses, or approvals for the Property as a pharmaceutical manufacturing facility or (ii) insuring the Property or increasing the cost of insuring the Property.

38. Compliance with Law. Except as set forth in the following paragraph, Tenant agrees that during the Lease Term, it will, at its own cost and expense, promptly comply with: (a) all present and future federal, state, county, city and municipal or other statutes, charters, laws, rules, orders, regulations and ordinances affecting the Premises, the occupancy, use or repair thereof; (b) all rules, orders, and regulations of all public officers including the police, health and fire departments and with the National Board of Fire Underwriters or other similar organizations for the prevention of fire or the corrections of hazardous conditions; and (c) the requirements of all insurance companies having policies or public liability, fire and other insurance at any time in force and effect with respect to the Premises and its permanent improvements. Tenant’s obligations to comply with this Section 7 shall include, without limitation obtaining all permits, licenses, certificates and approvals to conduct its business in the Premises, or any necessary waivers or variances, without thereby subjecting Landlord or the Premises to any costs, requirements, liabilities or restrictions.

Notwithstanding the foregoing, Tenant shall in no event have any obligation to do any of the following, all of which shall be done by Landlord at its sole cost and expense: (a) make any repair or replacement which would otherwise be Landlord’s responsibility under subsection 5(b) of this Lease; (b) correct, remedy, repair or replace any condition which was in existence prior to the Commencement Date; or (c) correct or remedy any environmental problem which was not caused or created by Tenant on or after the Commencement Date.

39. Sublease and Assignment.

(a) Tenant shall not be permitted to sublease all or any portion of the Premises or assign this Lease without the prior written approval of Landlord, which may be withheld or denied in Landlord’s sole discretion.

(b) Notwithstanding foregoing provisions of this Section, Tenant will have the right to assign the Lease or sublet all or any part of the Premises to an affiliate of Tenant which is in existence on the Commencement Date without obtaining Landlord’s prior approval, but Tenant shall provide notice of Tenant’s intent to assign or sublet at least fifteen (15) days prior to the effective date of the same and shall provide current audited financial statements for any affiliate. Furthermore, any affiliate of Tenant shall be permitted to use all or any part of the Premises, and such use shall not be considered an assignment of the Lease or a sublet of the Premises. The term “affiliate of Tenant” shall mean any person(s), partnership(s), corporation(s), or other form of business or legal association or entity that has a net worth in excess of Five Million Dollars ($5,000,000.00) and (i) owning or controlling Tenant, under common ownership or control with Tenant, or controlled by Tenant or (ii) acquiring all or substantially all of Tenant’s assets or ownership interests.

(c) No subleasing of the Premises or assignment of this Lease, nor the granting of any consent by Landlord with respect thereto, shall release or relieve Tenant from liability for the payment of Rent or performance of any other obligations of Tenant under this Lease, except in the case of an assignment of this Lease to an assignee that has a net worth on the date of the assignment in excess of Five Million Dollars ($5,000,000.00) (in which case Tenant shall be released from any further liability or obligation thereafter arising under this Lease).

40. Fire or Other Casualty.

(a) The term “Major Casualty” as used in this Section means any fire or other casualty (including the elements) which causes damage to or destruction of the Premises of such an extent that, in the opinion of an independent licensed engineer or architect retained by Tenant, it would require one hundred twenty (120) days or more to restore the Premises to the condition which existed prior to the Major Casualty, from the date that such restoration is commenced. The term “Minor Casualty” as used in this Section means any fire or other casualty (including the elements) which causes damage to or destruction of the Premises of such an extent that it would require less than one hundred twenty (120) days to restore the Premises to the condition which existed prior to the Minor Casualty, from the date that such restoration is commenced. The term “Casualty” as used in this Section means either a Minor Casualty or a Major Casualty.

(b) Immediately following the occurrence of a Casualty, Tenant shall notify Landlord of the Casualty. Within thirty (30) days of the Casualty, Tenant shall send written notice to Landlord estimating the date (“Restoration Completion Date”) that the Premises will be fully restored to the condition which existed prior to the Casualty, including a copy of the opinion of an independent engineer or architect setting forth the estimate of the number of days required to restore the Premises to the condition which existed prior to the Casualty, from the date that such restoration is commenced. Landlord shall have the right, but not the obligation, to have its own engineer or architect evaluate the damage and estimate the number of days required to restore the Premises to the condition which existed prior to the Casualty, from the date that such restoration is commenced.

(c) In the event of a Minor Casualty, Tenant shall proceed with reasonable diligence to restore the Premises as nearly as possible to its condition prior to the occurrence of the Minor Casualty. In the event that the insurance proceeds are insufficient to complete repair, restoration or rebuilding of the Premises, Tenant shall be solely responsible for such deficiency and shall be directly responsible for payment of any costs in excess of the insurance proceeds, including without limitation any deductible under the insurance policy.

(d) In the event of a Major Casualty, then either Landlord or Tenant may elect to cancel and terminate this Lease as of the date of the occurrence of the Major Casualty by giving written notice to the non-canceling party of its election to do so within thirty (30) days after the date of occurrence of such damage. If the Lease is terminated by either party, then Tenant shall (i) assign to Landlord all of Tenant’s right, title and interest in and to all insurance proceeds paid or payable to Tenant on account of the Improvements (but Tenant shall retain all right, title and interest in and to all insurance proceeds paid or payable to Tenant on account of Tenant’s Property), (ii) pay to Landlord the deductible carried by Tenant to the extent such deductible exceeds One Hundred Thousand Dollars ($100,000.00) (except that Tenant shall pay the full deductible if the Major Casualty is the result of the sole negligence of Tenant, its agents, servants, employees, contractors, invitees or licensees), (iii) be released from all further obligation to repair, restore or rebuild the Premises under this Lease. Upon the termination of this Lease under this Section, both Landlord and Tenant shall be released from further obligations to the other party coincident with the surrender of possession of the Premises, except for any Rent, charges, costs, or items which have theretofore accrued and are then unpaid.

(e) In the event that there occurs any Casualty and this Lease is not terminated by either Tenant or Landlord pursuant to subsection 9(d), then Tenant shall act diligently and in good faith to restore and repair the Premises to its condition prior to the occurrence of the Casualty. In the event that Tenant is responsible for restoring the Premises and the insurance proceeds are insufficient to complete repair, restoration or rebuilding of the Premises, Tenant shall be solely responsible for such deficiency and shall be directly responsible for payment of any costs in excess of the insurance proceeds, including without limitation any deductible under the insurance policy. Tenant’s obligation to pay Rent for any portion of the Premises shall be equitably abated from the date of the Casualty until the date that the Premises has been substantially restored; provided, however, that such abatement shall apply only to the portion of the Premises rendered unusable for the operation of Tenant’s business.

(f) In the event of any reconstruction, restoration, or re-fixturing of the Premises by Tenant under this section, Tenant shall promptly obtain receipt of said insurance proceeds and commence reconstruction, restoration or re-fixturing of the Premises and shall diligently prosecute such work to completion. Tenant shall, before commencing any such reconstruction, restoration or re-fixturing, at its expense obtain, all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof and shall deliver promptly duplicates of all such permits, approvals and certificates to Landlord and Tenant agrees to carry and will cause Tenant's contractors and sub-contractors to carry such workman's compensation, general liability, personal and property damage insurance as Landlord may reasonably require. Upon completion of the reconstruction, restoration or re-fixturing, Tenant shall obtain and deliver to Landlord final unconditional lien waivers with respect to all work performed in, on or to the Premises from all contractors employed by Tenant and/or its contractors in connection with the reconstruction, restoration or re-fixturing. If any mechanic's lien is filed against the Premises for work claimed to have been done for, or materials furnished to Tenant, whether or not done pursuant to this Section 9, the same shall be discharged by Tenant within thirty (30) days after Tenant receives notice of such mechanic’s lien, at Tenant's expense, by filing a bond, or as is otherwise required by law.

41. Insurance.

(a) During the Lease Term, Tenant, at its expense, shall purchase and maintain in effect:

(i) a standard fire and casualty insurance with extended coverage (i.e., “all risk coverage”) in an amount equal to the full replacement value of the Improvements with a reasonable deductible of no more than Ten Thousand Dollars ($10,000.00) and rent loss insurance;

(ii) comprehensive general liability insurance in the amount of at least $2,000,000.00, combined single limit, and a general aggregate limit of $5,000,000.00, naming Landlord as an additional insured.

(iii) insurance coverage for all risks of physical loss or damage insuring the full replacement value of Tenant’s Property and other personal property of Tenant.

(iv) statutory worker’s compensation insurance, and employer’s liability insurance with a Five Hundred Thousand Dollar ($500,000.00) minimum limit covering all of Tenant’s employees. Such liability insurance shall include, without limitation, products and completed operations liability insurance, fire and legal liability insurance, and such other coverage as Landlord may reasonably require from time to time.

(b) All insurance required by subsection 10(a) above shall be carried with companies licensed to do business in the State of New Jersey having an A.M. Best’s rating of at least A-/VII. All insurance policies required to be carried by Tenant under this Lease (except for worker’s compensation insurance) shall (i) name Landlord, and any other parties designated by Landlord as additional insureds, (ii) as to liability coverages, be written on an “occurrence” basis, (iii) provide that Landlord shall receive thirty (30) days notice from the insurer before any cancellation or change in coverage, and (iv) contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained. Each such policy shall contain a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord.

(c) Tenant may, at its option, include the insurance coverage required by subsection 10(a) above in general or blanket policies of insurance. If general or blanket policies of insurance are maintained, the policy shall include a provision to the effect that the aggregate limit of $5,000,000.00 shall apply separately to the Premises.

(d) Tenant hereby releases Landlord from any and all liability or responsibility to Tenant or anyone claiming through or under Tenant by way of subrogation or otherwise for any loss or damage to property covered by any insurance then in force (and, if none is in force, then to the extent such damage would have been covered had the insurance required by subsection 10(a)(i) been procured and maintained), even if such loss or damage shall have been caused by the fault or negligence of Landlord or anyone for whom Landlord may be responsible; provided, however, that this release shall be applicable and in force and effect only with respect to any loss or damage occurring during such time as the policy or policies of insurance covering said loss shall contain a clause or endorsement to the effect that this release shall not adversely affect or impair such insurance or prejudice the right of Tenant to recover thereunder. Tenant agrees, at its sole cost, to obtain such a clause or endorsement if it is available.

(e) Any loss under the fire and casualty insurance policy shall be adjusted with the insurance companies by and at the cost of Tenant, but, if Tenant has exercised the right to terminate this Lease in accordance with subsection 9(d) above, settlement shall be subject to the approval of Landlord (not to be unreasonably withheld, conditioned or delayed) and the proceeds from the settlement shall be assigned to Landlord in accordance with subsection 9(d) above.

(f) Except for Landlord’s acts, omissions or negligence, Landlord shall not be liable for any damage or damages of any nature whatsoever to persons or property caused by explosion, fire, theft or breakage, vandalism, falling plaster, by sprinkler, drainage or plumbing systems, or air conditioning equipment, by the interruption of any public utility or service, by steam, gas, electricity, water, rain or other substances leaking, issuing or flowing into any part of the Premises, by natural occurrence, acts of the public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or by anything done or omitted to be done by any person in the Premises, it being agreed that Tenant shall be responsible for obtaining appropriate insurance to protect its interests.

42. Alterations and Additions.

(a) Tenant will be entitled to make alterations that do not exceed $10,000 (other than Major Alterations (as hereinafter defined)) and any alterations necessary to maintain the Premises in accordance with Good Manufacturing Practices (“GMP”) as defined by the U.S. Food and Drug Administration (“FDA”) including, but not limited to, specific alterations required by the FDA in connection with its periodic inspection of the Premises without obtaining Landlord’s approval, but Tenant shall provide notice of Tenant’s intent to perform any alterations at least fifteen (15) days prior to the date on which the work is scheduled to commence. Tenant shall not make any Major Alteration to the Improvements without first securing Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The term “Major Alteration” means any alteration or addition which could adversely affect demising walls, the sewer, plumbing, roof, any structural component, or any electrical or mechanical system of the Improvements. Any alterations and additions shall be executed by Tenant in a good and workmanlike manner. Tenant shall, before making any alterations, at its expense obtain, all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof and shall deliver promptly duplicates of all such permits, approvals and certificates to Landlord and Tenant agrees to carry and will cause Tenant's contractors and sub-contractors to carry workman's compensation, general liability, personal and property damage insurance. Upon completion of any Major Alteration, Tenant shall obtain and deliver to Landlord final unconditional lien waivers with respect to all work performed in, upon or to the Premises from all contractors employed by Tenant and/or its contractors in connection with the Major Alteration. Except as hereinafter provided, all alterations made by Tenant shall become the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease. When granting consent for any Major Alternation, Landlord shall indicate whether it will require the removal of the Major Alteration at the expiration or earlier termination of the Lease. Tenant shall remove Major Alterations that Landlord requested be removed at the expiration or earlier termination of the Lease. Tenant shall repair at its sole cost and expense all damage caused to the Premises by removal of any Major Alterations.

(b) No mechanic’s liens or other lien shall be allowed against the Premises as a result of Tenant’s alterations to the Premises. Tenant shall promptly pay all persons furnishing labor, materials, or services with respect to any work performed by Tenant on the Premises. Any mechanic’s liens filed against the Premises for work done or materials supplied to Tenant in the making of alterations, decorations, installations, additions, or improvements shall be promptly paid or bonded and discharged within forty five (45) days following notice to Tenant of the intention by the labor material supplier to assert or file such lien. Tenant agrees to indemnify and to save and hold Landlord harmless against all judgments, costs, expenses and reasonable attorneys fees Landlord may incur by reason of Tenant’s failure to discharge such liens.

43. Condemnation

(a) The term “Total Taking” as used herein means any taking of all or a portion of the Premises by condemnation or other governmental proceeding as a result of which it is unreasonable or impossible for Tenant to properly conduct its business in the Premises. The term “Partial Taking” means any taking of a portion of the Premises, other than a Total Taking. The term “Taking” means either a Total Taking or a Partial Taking.

(b) In the event of a Taking, the entire proceeds of any condemnation award or compensation shall belong to Landlord, except as hereinafter provided. In such event, Tenant shall and hereby does assign all right, title and interest in any condemnation award or compensation to Landlord, except as hereinafter provided, and Tenant shall and hereby does waive in favor of Landlord any interest therein, except as hereinafter provided. If the Taking is a Total Taking or if the Taking is a Partial Taking which adversely affects Tenant’s ability to use the Premises, then Tenant shall be entitled to claim from the condemning authorities such compensation as may be separately awarded or recoverable by Tenant in its own right on account of any and all damages to Tenant’s business by reason of the condemnation and for or on account of any cost or a loss to which Tenant might be put in relocating its business or in removing Tenant’s personalty, provided however, that such claim by Tenant and award thereto does not diminish, reduce or affect the Landlord’s condemnation award.

(c) In the event of a Partial Taking, Landlord shall, using due diligence, repair and restore the balance of the Premises remaining after the condemnation as nearly as possible to the condition as existed prior to the Partial Taking, provided however, Landlord shall not be required to expend more on such restoration work than the condemnation award received and retained by Landlord for the Premises. Following a Partial Taking, Rent shall be equitably adjusted in the event that Tenant’s use of the Premises is adversely affected by such Partial Taking.

44. Environmental Provisions

(a) Definitions. For purposes of this Section 13, the following terms shall have the following meanings:

(i) “Environmental Law” means any federal, state, or local statute, law, order, regulation, ordinance, constitution, agreement, permit, or decision relating to pollution or protection of human health, safety or the environment, including natural resources, as well as any principles of common law under which a person may be held liable for the Release of any Hazardous Substance into the environment.

(ii) “Hazardous Substances” means any gaseous, liquid or solid chemical, material, substance, contaminant or waste that may or could pose a hazard to the environment or human health or safety, including (a) any “hazardous substances” as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11a et seq., and the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (b) any “extremely hazardous substance,” “hazardous chemical,” or “toxic chemical” as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., (c) any “hazardous waste,” as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (d) any “pollutant,” as defined under the federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., (e) any chemical, material, substance, contaminant or waste, whether gaseous, liquid or solid, that is regulated under any Environmental Law, and (f) any asbestos, polychlorinated biphenyls (“PCB’s”), petroleum, petroleum products and urea formaldehyde and mold.

(iii) “Release” means any release, spill, emission, leaching, leaking, migration, dumping, emptying, pumping, injection, deposit, disposal, discharge or dispersal of any Hazardous Substance into the indoor or outdoor environment, or into, on, or from any property.

(iv) “Remedial Action” means any action required by Environmental Law to address a Release of Hazardous Substances, including, but not limited to, investigations, abatement, corrective actions, response actions, removal actions, or remediation.

(v) “Tenant’s Environmental Building Liability Period” means the period from October 17, 2000 through the expiration or termination of the Lease Term.

(b) Prohibition. Tenant shall not generate, use, store, treat or dispose of Hazardous Substances on, under or in the Premises or any part thereof without prior written authorization by Landlord. Such prohibition shall not apply to Hazardous Substances that are generated, used, or stored in the ordinary course of Tenant conducting its business or any other permitted use of the Premises, including the repairs or maintenance of the Premises, provided such Hazardous Substances are generated, used, stored, treated or disposed of in compliance with Environmental Law.

(c) Tenant Activities.

(i) Tenant shall, at its own cost, comply with all Environmental Laws in connection with Tenant’s operations or activities at the Premises.

(ii) Remedial Action. If the presence, Release, threat of Release, placement on or in the Premises or any portion thereof, or the generation, transportation, storage, treatment, or disposal at, on, in, under or from the Premises, or any portion thereof of any Hazardous Substance, to the extent occurring in connection with Tenant’s operations or activities at the Premises during the Lease Term or Tenant’s Building Environmental Liability Period: (a) gives rise to liability (including, but not limited to, a Remedial Action) under Environmental Laws, (b) causes an adverse public health effect, or (c) pollutes, or threatens to pollute the environment, Tenant shall promptly take, at Tenant’s sole cost and expense, any and all Remedial Action reasonably necessary to respond to such Hazardous Substances, and mitigate exposure to liability arising from the Hazardous Substance, if and to the extent required by Environmental Law. When conducting any such remedial measures, Tenant shall comply with all Environmental Laws.

(iii) Tenant shall have the right, but not the obligation, to perform an environmental assessment of the Premises, at any time, including on or about the expiration of the Lease Term. The written results or report of any such environmental assessment shall be provided by Tenant to Landlord.

(d) Landlord Activities.

(i) Landlord shall promptly provide Tenant copies of all written, non-routine communications, permits or agreements with any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, Release, threat of Release, placement on, in or from the Premises, or any portion thereof, or the generation, transportation, storage, treatment or disposal in, on, or from the Premises of any Hazardous Substances prior to or during the Lease Term.

(ii) Remedial Action. If the presence, Release, threat of Release, placement on, in or from the Premises, or any portion thereof, or the generation, transportation, storage, treatment or disposal at, on, in, under or from the Premises, or any portion thereof, of any Hazardous Substance, to the extent caused by Landlord or any third party not connected or related to Tenant, occurs during the Lease Term or Tenant’s Building Environmental Liability Period: (a) gives rise to liability (including, but not limited, to a Remedial Action) under Environmental Laws, (b) causes an adverse public health effect, or (c) pollutes, or threatens to pollute the environment, Landlord shall promptly take, at Landlord’s sole cost and expense, any and all Remedial Action reasonably necessary to respond to such Hazardous Substances, and mitigate exposure to liability arising from the Hazardous Substances, if any, to the extent required by Environmental Laws.

(e) Environmental Indemnification.

(i) Notwithstanding anything to the contrary contained in this Lease, Landlord hereby indemnifies and holds Tenant, and its affiliates, partners, directors, officers, agents and employees harmless from and against any and all claims, including, without limitation, costs incurred in connection with ISRA (as defined below) compliance, arising from or in connection with (A) any environmental conditions, including, without limitation, the presence, Release or threatened Release or placement on, in or from the Premises, or any portion thereof, of Hazardous Substances occurring during the Lease Term if caused by Landlord or a third party not connected or related to Tenant, (B) the violation of any Environmental Laws occurring during the Lease Term if caused by Landlord or a third party not connected or related to Tenant, or (C) any breach or default by Landlord in the full payment and/or performance of its obligations under this Section.

(ii) Notwithstanding anything to the contrary contained in this Lease, Tenant hereby indemnifies, defends and holds Landlord, and its respective partners, directors, officers, agents and employees harmless from and against any and all claims, including, without limitation, costs incurred in connection with ISRA (as defined below) compliance, arising from or in connection with (A) any environmental conditions, including, without limitation, the presence, Release, or threatened Release or placement on, in or from the Premises, or any portion thereof, of Hazardous Substances as a result of Tenant’s operations or activities on the Premises during the Lease Term and Tenant’s Building Environmental Liability Period, (B) the violation of any Environmental Laws to the extent arising from Tenant’s operations or activities on the Premises during Tenant’s Building Environmental Liability Period, or (C) any breach or default by Tenant in the full payment and/or performance of its obligations under this Section.

(f) Landlord’s and Tenant’s obligations under this Section 13 shall survive the expiration or any termination of the Lease.

(g) ISRA Compliance. Upon the closure of Tenant’s operations at the Premises, Tenant shall comply with ISRA (as defined below). Within sixty (60) days after the expiration or earlier termination of this Lease, Tenant shall obtain and provide to Landlord either:

(i) a letter from the New Jersey Department of Environmental Protection (“NJDEP”) stating that the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq. and the regulations promulgated thereunder (collectively “ISRA”) are not applicable to the expiration or earlier termination of this Lease (a “Letter of Non-Applicability”); or

(ii) an approved Negative Declaration (as defined by ISRA) or No Further Action Letter (as defined by ISRA) (the Negative Declaration or No Further Action Letter, as the case may be, are hereinafter referred to collectively as the “ISRA Clearance”) relating to the Premises.

(h) If Tenant is unable to obtain a Letter of Non-Applicability or ISRA Clearance within sixty (60) days after the expiration or earlier termination of this Lease, then Tenant shall apply for and enter into a Remediation Agreement (as defined by ISRA) with NJDEP or an amendment to an existing Remediation Agreement with NJDEP for the Premises. In any such Remediation Agreement, Tenant shall pay for and be identified as the sole party responsible for:

(i) compliance with the Remediation Agreement; and

(ii) obtaining ISRA Clearance, provided, however, that such obligations of Tenant under such Remediation Agreement shall in no way affect the indemnity obligations of Tenant and Landlord pursuant to this Lease.

(i) Landlord’s and Tenant’s obligations under this Article shall survive the expiration or any termination of the Lease.

45. Indemnification.

(a) In addition to its indemnification obligations under Section 13, Tenant covenants and agrees to exonerate, indemnify, defend, protect and save Landlord harmless from and against any and all claims, demands, losses, suits, damages, costs, charges and expenses, including reasonable architect’s, engineer’s and attorney’s fees, which may be imposed upon, incurred by, or asserted against Landlord and arising, directly or indirectly, out of in connection with (i) injury to persons or damage to property caused by the negligence or otherwise act or omission of Tenant, its agents, employees, contractors, invitees, licensees or guests, (ii) any breach by Tenant of any covenant, agreement, representation or warranty made by Tenant pursuant to this Lease, (iii) Tenant’s operations or activities on the Premises, and (iv) use and occupancy of the Premises by Tenant, its agents, employees, contractors, invitees, licenses or guests.

(b) In addition to its indemnification obligations under Section 13, Landlord covenants and agrees to exonerate, indemnify, defend, protect and save Tenant harmless from and against any and all claims, demands, losses, suits, damages, costs, charges and expenses, including reasonable architect’s, engineer’s and attorney’s fees, which may be imposed upon, incurred by, or asserted against Tenant and arising, directly or indirectly, out of in connection with (i) injury to persons or damage to property caused by the negligence or otherwise act or omission of Landlord, its agents, employees, contractors, invitees, licensees or guests, (ii) any breach by Landlord of any covenant, agreement, representation or warranty made by Landlord pursuant to this Lease, (iii) Landlord’s operations or activities on the Premises, and (iv) use of the Premises by Landlord, its agents, employees, contractors, invitees, licenses or guests.

(c) All indemnity obligations of Landlord and Tenant arising under this Lease, including without limitation Section 13 above and this Section 14, and all claims, demands, damages and losses assertable by Landlord and Tenant against the other in any suit or cause of action arising out of or relating to this Lease, the Premises, or the use and occupancy thereof, are limited as follows:

(i) by the releases and waivers expressed in subsection 10(d);

(ii) all of the claims for indemnification and other recoveries shall be limited to direct, proximately caused damages, and shall exclude all special, consequential, indirect, exemplary or incidental damages, including business loss or interruption, of any kind whether arising in contract, tort, product liability or otherwise, suffered by the party asserting the claim or seeking the recovery; and

(iii) in the event that Landlord and Tenant are determined to be contributorily responsible for the indemnified injury or loss, each indemnitor’s obligation shall be limited to the indemnitor’s equitable share of the losses, costs or expenses to be indemnified against based on the relative culpability of each indemnifying person whose negligence or willful acts or omissions contributed to the injury or loss.

46. Default by Tenant. The occurrence of any one of the following shall constitute an event of default by Tenant (“Tenant Default”):

(a) failure by Tenant to pay any installment of Annual Fixed Rent or any other sum required to be paid by Tenant pursuant to this Lease within five (5) days after Tenant receives written notice from Landlord that the same is due, provided that Landlord shall only be required to deliver Tenant notice of such failure once during any twelve (12) month period during the Lease Term;

(b) failure by Tenant to perform or comply with any other covenant or condition of this Lease to be performed or complied with by Tenant within thirty (30) days after written notice thereof from Landlord and such additional time, if any, as is reasonably necessary to cure such failure, provided Tenant commences to cure such failure within such thirty (30) day period and thereafter prosecutes such cure to completion with reasonable diligence; or

(c) the filing of a petition against Tenant for adjudication of it as a bankrupt or insolvent, or for its reorganization or the appointment of a receiver or trustee for the benefit of its creditors, if such petition is not dismissed within sixty (60) days of filing; or the filing of such a petition by Tenant; or an assignment by Tenant for the benefit of creditors; or the taking of possession of the property of Tenant by any governmental officer or agency pursuant to statutory authority for the dissolution or liquidation of Tenant.

47. Landlord’s Remedies.

(a) In addition to all other remedies available to Landlord at law or equity, if any Tenant Default under this Lease shall have occurred and be continuing, Landlord shall have all of the following rights and remedies:

(i) terminate this Lease and all the estate of Tenant in the Premises by giving Tenant fifteen (15) days’ written notice of termination, and, upon the date specified in such notice, the Lease Term and the estate hereby granted shall expire and terminate with the same force and effect as if the date set forth in such notice were the date herein before fixed for the expiration of the Lease Term;

(ii) with or without terminating this Lease, reenter and repossess the Premises, or any part thereof, and relet, or attempt to relet, any or all parts of the Premises;

(iii) terminate Tenant’s right to possession of the Premises and to recover (i) all Rent which shall have accrued and remain unpaid through the date of termination; plus (ii) the amount by which the unpaid Rent for the balance of the Lease Term, discounted to present value at six percent (6%), shall exceed the then fair rental value of the Premises for the balance of the Lease Term, similarly discounted, plus (iii) any other amount necessary to compensate Landlord for all the damages caused by Tenant’s failure to perform its obligations under this Lease (including, without limitation, reasonable attorneys’ and accountants’ fees, costs of alterations of the Premises, interest costs and brokers’ fees incurred upon any reletting of the Premises);

(iv) pay or perform for the account of Tenant any obligation or work to be paid or done by Tenant pursuant to the provisions of this Lease which Tenant has failed to pay or perform, and Landlord may reenter and repossess such part of the Premises as may be necessary to perform such work. Tenant shall pay to Landlord on demand as Additional Rent the amount reasonably paid or expended by Landlord to do the work or otherwise cure the default by Tenant.

(b) In the event of any termination of this Lease or repossession of the Premises or any part thereof under this Section by reason of an occurrence of a Tenant Default, Tenant shall pay to Landlord the Annual Fixed Rent and all other sums required to be paid by Tenant to and including the date of such termination or repossession; and, thereafter, Tenant shall, until the end of what would have been the expira-tion of the Lease Term in the absence of such termination or repossession, and whether or not the Premises or any part thereof shall have been relet, be liable to Landlord for, and shall pay to Landlord as agreed, current damages, the Annual Fixed Rent and all other sums which would be payable under this Lease by Tenant in the absence of such termination or repossession, less the net proceeds, if any, of any reletting effected for the account of Tenant pursuant to subsection 15(a)(ii), after deducting from such proceeds all of Landlord’s reasonable expenses in connection with such reletting (including, without limitation, all reasonable related repossession costs, brokerage commissions, legal expenses, attorney’s fees, employees’ expenses, alteration costs and expenses of preparation of such reletting). Tenant shall pay such current damages on the days on which the Annual Fixed Rent would have been payable under this Lease in the absence of such termination or repossession, and Landlord shall be entitled to recover the same from Tenant on each such day. Following such termination of this Lease or repossession of the Premises, Landlord shall use commercially reasonable efforts to re-let the Premises (i.e., listing the Premises with a commercial real estate broker) on commercially reasonable terms and to otherwise mitigate its damages.

(c) Landlord shall look only to Tenant for the satisfaction of Landlord’s remedies under this Lease and no assets of Tenant’s affiliates, partners, officers, directors, shareholders or principals, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Landlord’s remedies under this Lease.

48. Default by Landlord.

(a) The following shall be an event of default by Landlord (a “Landlord Default”):

(i) failure by Landlord to pay any sum required to be paid by Landlord pursuant to this Lease within five (5) days after Landlord receives notice from Tenant that the same is due and payable; or

(ii) failure by Landlord to perform or comply with any covenant or condition of this Lease to be performed or complied with by Landlord within thirty (30) days after written notice thereof from Tenant and such additional time, if any, as is reasonably necessary to cure such failure, provided Landlord commences to cure such failure within such thirty (30) day period and thereafter prosecutes such cure to completion with reasonable diligence.

(b) Upon the occurrence of a Landlord Default, Tenant may, at its election, perform the obligation which Landlord has failed to perform for the account of Landlord. Notwithstanding the foregoing, in case of an emergency where there is an immediate threat to the Premises or Tenant’s property therein as a result of Landlord’s failure to perform any obligation under this Lease, Tenant shall have the right to perform any obligation that Landlord has failed to perform, without giving the notice and opportunity for cure required for such failure to constitute a Landlord Default. Tenant shall, however, give such notice as may be reasonable under the circumstances (which notice may, for this purpose, consist of telephonic notice).

(c) Landlord shall pay Tenant upon written demand all reasonable costs incurred by Tenant in performing Landlord’s obligations under the preceding paragraph. If Landlord fails to pay Tenant such amounts within five (5) days after demand therefor, Landlord agrees to also pay a late charge of Fifty Dollars ($50.00) per day and interest to Tenant at the Overdue Interest Rate beginning on the first day that such payment was demanded until the date that Tenant receives payment.

(d) The rights and remedies granted to Tenant pursuant to this Section are in addition to all other rights and remedies which Tenant may have by law or equity on account of a failure by Landlord to perform its obligations under this Lease.

(e) None of Landlord’s covenants, undertakings or agreements under this Lease is made or intended as personal covenants, undertakings or agreements by Landlord, or by any of Landlord’s shareholders, directors, officers, trustees or constituent partners. All liability for damage or breach or nonperformance by Landlord shall be collectible only out of Landlord’s interest from time to time in the Premises, and no personal liability is assumed by nor at any time may be asserted against Landlord or any of Landlord’s shareholders, directors, officers, trustees or constituent partners.

(f) Upon the sale or other conveyance or transfer of Landlord’s interest in the Premises, the transferor shall be relieved of all covenants and obligations of Landlord arising under this Lease from and after the closing of such sale, conveyance or transfer, provided the transferee assumes the obligations of Landlord under this Lease from and after the date of transfer.

49. Quiet Possession. Landlord covenants and agrees that, so long as Tenant keeps and performs each and every covenant and condition contained herein to be kept and performed by Tenant, Tenant shall quietly possess and enjoy the Premises without hindrance or molestation by Landlord or any party claiming under or by Landlord.

50. Subordination and Non-Disturbance.

(a) Landlord hereby represents to Tenant that there are no mortgages, judgments or liens encumbering the Premises except those set forth in Exhibit “C”. Simultaneously with the execution of this Lease, Landlord has delivered to Tenant Non-Disturbance Agreements (as hereinafter defined), on a form prescribed by Landlord’s lender and with substance reasonably acceptable to Tenant, executed by the holders of all such mortgages, judgments and liens.

(b) This Lease and the estate, interest and rights hereby created are subordinate to any mortgage or mortgages hereafter placed upon the Premises or any estate or interest therein, and to all renewals, modifications, consolidations, replacements and extensions of the same, and any substitutes therefor. Tenant agrees that in the event any person, firm corporation or other entity (including any mortgagee) acquires the right to possession of the Premises, Tenant shall, if requested by such person, firm, corporation or other entity, attorn to and become the tenant of such person, firm, corporation or other entity upon the same terms and conditions as are set forth herein for the balance of the Lease Term. Notwithstanding the foregoing, any mortgagee may, at any time, subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery, and in that event, such mortgagee shall have the same rights with respect to this Lease as if this Lease had been executed prior to the execution and delivery of the mortgage.

(c) The foregoing provisions of this subsection are subject, however, to the express condition that the holder of any mortgage to which this Lease is subordinate shall deliver to Tenant an agreement in form and substance reasonably acceptable to Tenant (a “Nondisturbance Agreement”) which shall provide that if (and for as long as) no Tenant Default under this Lease has occurred and is continuing, then (i) Tenant shall not be made a party to the foreclosure of any mortgage, or any action or proceeding by any mortgagee to recover possession of the Building, (ii) Tenant’s possession shall not be disturbed, and (iii) this Lease shall not be canceled or terminated and shall continue in full force and effect upon such foreclosure or recovery of possession upon all the terms, covenants, conditions and agreements set forth in this Lease.

(d) Although the subordination and attornment provisions of this subsection are automatic subject to the foregoing condition, if requested by the mortgagee, such Nondisturbance Agreement shall also include the subordination and attornment provisions set forth above and shall be executed by Tenant.

51. Inspection. Subject to Tenant's reasonable security requirements, Landlord shall have the right upon reasonable notice and at reasonable times during business hours to inspect all parts of the Premises and during the last four (4) months of the Lease Term to show the interior and exterior of the Premises to prospective tenants. Landlord shall not in any way interfere with or disrupt the operation of Tenant’s business in the exercise by Landlord of its rights under this Section and shall, at all times, observe Tenant's reasonable security requirements.

52. Surrender. At the expiration or earlier termination of the Lease Term, Tenant shall surrender and deliver possession of the Premises in the same condition it is as of the Commencement Date, subject only to reasonable wear and tear, damage by fire or other casualty (including the elements) that Tenant is not obligated to restore pursuant to Section 9 above, and alterations and additions made by Tenant during the Lease Term that Landlord elects not to have removed pursuant to Section 11 above. In addition, Tenant shall decontaminate, repair, or clean-up the laboratories at the Premises to remove any contamination from the laboratories resulting from Tenant's operations.

53. Signs. Tenant shall have the right to place signs upon the exterior of the Premises identifying Tenant, provided such signs comply with the local ordinances and regulations and are of a reasonable size. Upon the expiration of the Lease Term, Tenant shall remove all signage and shall restore and repair any damage caused by the installation or removal of such signs.

54. Notices. All notices to be given to either party hereunder shall be in writing and shall be sent to the following addresses:

Tenant:	NexMed (USA), Inc. 89 Twin Rivers Drive East Windsor, NJ 08520 Attention: Mark Westgate Fax: (609) 426-0340

With a required copy to:	Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 Attention: Joseph D. Horter Fax: (215) 963-5001

Landlord:	Pharmar & Pharmar LLC 1052 Route 202/206 North Bridgewater, NJ 08807 Attention: Vinod Patel Fax:

With a required copy to:	Hill Wallack LLP 202 Carnegie Center Princeton, NJ 08543-5226 Attention: Joseph A. Vales, Esquire Fax: (609) 452-1888

Notices shall be sufficient if personally delivered, delivered by reputable overnight courier or mailed United States registered or certified mail, return receipt requested, postage prepaid, via facsimile transmission with confirmation of receipt to the other respective party at its address set forth above. Notices shall be effective on the date of delivery (if a business day) or the next business day after delivery (if delivery does not occur on a business day). The party to whom notice is to be given may change the address for the giving of notices set forth above by delivering notice of such change to the other party.

55. Brokers. Landlord covenants, represents and warrants to Tenant that Landlord has had no dealing or negotiations with any broker or agent or finder in connection with respect to this Lease. Tenant covenants, represents and warrants to Landlord that Tenant has had no dealing or negotiations with any broker or agent or finder in connection with respect to this Lease. Landlord and Tenant each covenant and agree to pay, hold harmless and indemnify the other from and against any and all costs, expenses, including reasonable attorneys’ fees, and liability for any compensation, commissions or charges claimed by any other broker or agent with whom the indemnifying party has had any dealings or negotiations with respect to this Lease.

56. Waiver. Any particular waiver by Landlord or Tenant of any covenant or condition of this Lease shall extend to that particular case only in the manner specified and shall not be construed as applying to or in any manner waiving any further or other rights hereunder. The receipt of Rent by Landlord, with knowledge of any breach of this Lease by Tenant or of any default on the part of Tenant in any of the conditions or covenants of this Lease, shall not be deemed to be a waiver of any provision of this Lease.

57. Tenant Holding Over. Any hold over by Tenant beyond the expiration of the Lease Term shall give rise to a tenancy from month-to-month, cancellable on thirty (30) days’ written notice by either party, notwithstanding the provisions of any law or rule to the contrary. During any such hold over period, Tenant shall pay one hundred fifty percent (150%) of the Annual Fixed Rent last prevailing hereunder as agreed liquidated damages for holding over and Additional Rent and any other charges or costs incurred during the hold-over period for which Tenant is responsible for under the Lease

58. Estoppel Certificates. Each of the parties hereby agrees to deliver to the other, from time to time, within twenty (20) days after request therefor, an estoppel certificate certifying that this Lease is in full force and effect and that the requesting party is not in default under the terms hereof (or if the foregoing is not the case, giving an explanation thereof).

59. Delivery for Examination. The submission of this instrument for review and examination does not constitute an offer by the party submitting the same to lease the Premises. This instrument shall not become effective as a lease, nor shall Landlord or Tenant have any obligation hereunder, unless and until this instrument has been executed by and delivered to the parties.

60. Tenant’s Equipment Financing. Tenant may from time to time own or hold in the Premises furniture, trade fixtures and equipment related to Tenant’s business (collectively, “Tenant’s Property”). Tenant shall have the right to pledge all or any part of Tenant’s Property, and Landlord shall subordinate any rights it may have (including any “landlord’s lien”) with respect to the same. The terms and conditions of any such subordination shall be mutually agreed upon by Landlord and Tenant’s lender. Landlord shall not unreasonably withhold, condition or delay its approval of the terms and conditions of any such subordination agreement.

61. Landlord’s Personal Property. Tenant shall have the right to use Landlord’s furniture, fixtures, personal property and equipment located at the Premises and specified on Exhibit “D” (“Landlord’s Personal Property”). Tenant, at its sole cost and expense throughout the Lease Term, shall keep and maintain Landlord’s Personal Property in the same order and condition as they are on the Commencement Date, reasonable wear and tear excepted.

62. Miscellaneous.

(a) The headings preceding each section of this Lease are for convenience of reference only and shall not affect the construction or meaning of the provisions hereof.

(b) If any part of this Lease is found to be invalid or unenforceable, it shall not affect any remaining portion of this Lease, which shall continue to be in full force and effect and be severable from any invalid provision.

(c) This Lease, including any exhibits hereto, constitutes the entire agreement between the parties and shall not be modified except by written agreement between the parties.

(d) This Lease is legally binding upon the parties hereto and their successors and assigns.

(e) Neither this Lease nor any memorandum of lease or short form lease shall be recorded in any public land records.

(f) Time is of the essence of each and every provision of this Lease.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed the day and year first above written.

LANDLORD: Pharmar & Pharmar LLC By: Name: Title:
TENANT: NexMed (USA), Inc. By: Name: Title:

Exhibit “A”

Legal Description

Description of Tax Map Lot 6 Block 20.06 situated in East Windsor Township, Mercer County, New Jersey.

Beginning at a point situated along the southerly right of way line of Twin Rivers Drive (66 feet wide), said point being located 25.00 feet from the intersection of the westerly prolongation of the same and the northerly prolongation of the easterly right of way line of Milford Road (66 feet wide); thence running

1. South 85° 22’ 26” East along the southerly right of way line of Twin Rivers Drive, 208.27 feet to a point; thence

2. Easterly along the same, along a curve to the right having a radius of 967.00 feet and a arc length of 242.60 feet to a point; thence

3. South 06° 55’ 34” West along the common line of Lots 6 and 190 Block 20.06, 371.02 feet to a point; thence

4. North 80° 46’ 41” West along the common line of Lots 4 and 6 Block 20.06; 293.02 feet to a point; thence

5. North 04° 37’ 34” East along the common line of Lots 5 and 6 Block 20.06, 150.00 feet to a point; thence

6. North 80° 46’ 41” West along the same, 166.90 feet to a point; thence

7. North 04° 37’ 34” East along the easterly line of Milford Road, 189.14 feet to a point; thence

8. Easterly along the same, along a curve to the right having a radius of 25.00 feet and an arc length of 39.27 feet to the point and place of beginning.

Containing 151,009 s.f. more or less

A-1

Exhibit “B”

Annual Fixed Rent

$720,000.00 per year.

B-1

Exhibit “D”

Landlord’s Personal Property

NexMed, Inc.
List of Equipment Sold with Building

Asset	Asset description		Acquis.val.

20003	KOHLER GENERATOR 600 KVA		75,000.00
20004	TWO BYRN MODEL Furnace Boilers		83,863.20
20005	USP WATER SYSTEM PER QUOTE AD101-06-10		250,143.83
20006	HVAC CHILLERS		159,883.00
20007	HVAC CONTROLS		313,995.00
20008	REFRIGERATION SYSTEM Cold Box in Warehouse		84,000.00
20009	Custom Advantage Air Condensor Chiller System		6,687.50
20013	LAB CABINETS & CASEWORK		181,583.54
20014	Walk in Refrigerator Cold Box		8,700.00
20025	FIRE DOOR FOR CARTONING ROOM		8,547.60
20026	2 Ton AC Unit for Computer Room (Fujitsu)		6,060.00

30003	Steer rite hydraulic pallet truck		666.43
30006	COLD ROOM 8X8		9,708.00
30010	Easy to Climb steel rolling plateform ladder		658.24
30024	6 FOOT STEEL TABLES WITH BACKSPLASH		580.27
30026	6 FOOT STEEL TABLES WITH BACKSPLASH		580.27
30394	Model 522LS Autoclave		77,785.90

70083	41 aeron chairs by herman Miller		29,270.00	Note 1
70084	Office furniture		57,325.80	Note 2
70085	EW Furniture		13,740.00	Note 3

	TOTAL		1,368,778.58

Note 1:	Note 2:	Note 3:
Includes:	Includes:	Includes:
9 office chairs	Conference table	10 - 5 drawer files
15 task chairs	Reception desk	8 side chairs
20 conference chairs	30 chairs with no arms	15 cubes
$10k of installation	10 stools	15 desks for cube
	10 chairs with vinyl	15 files ( one per cube)
		7 files for the offices (one per office)

D-1